UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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       State Bank Financial Corporation
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STATE BANK FINANCIAL CORPORATION
3399 Peachtree Road NE
Suite 1900
Atlanta, Georgia 30326
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 27, 2015

Dear Shareholder,
I cordially invite you to attend the annual meeting of shareholders of State Bank Financial Corporation, the holding company of State Bank and Trust Company and First Bank of Georgia, to be held on Wednesday, May 27, 2015 at 1:00 p.m. EDT at our headquarters located at 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326, for the following purposes:

1)	to elect twelve directors to our board of directors to serve a one-year term;

2)	to conduct an advisory vote on the compensation of our named executive officers;

3)	to ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2015; and

4)	to transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

The board of directors set the close of business on April 6, 2015 as the record date to determine the shareholders who are entitled to vote at the annual meeting. Under rules of the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet.

Although we would like each shareholder to attend the annual meeting, I realize that for some of you this is not possible. Whether or not you plan to attend the annual meeting, we encourage you to vote as soon as possible by signing, dating and mailing your proxy card in the enclosed postage-paid envelope. For specific instructions on voting, please refer to the instructions on the enclosed proxy card.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting: Our 2015 proxy statement and Annual Report for the year ended December 31, 2014 are available free of charge online at http://www.statebt.com/proxyvote.

Your vote is important, and I appreciate the time and consideration that I am sure you will give it.

On behalf of the board of directors,

Joseph W. Evans
Chairman and Chief Executive Officer
April 17, 2015

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF SHAREHOLDERS
OF STATE BANK FINANCIAL CORPORATION
TO BE HELD ON MAY 27, 2015

VOTING PROCEDURES

Who is asking for my vote?

The board of directors of State Bank Financial Corporation (the “Company”) is soliciting the enclosed proxy for use at the annual meeting of shareholders on May 27, 2015. If the meeting is adjourned, we may also use the proxy at any later meetings for the purposes stated in the notice of annual meeting. Unless the context indicates otherwise, all references to “we,” “us” and “our” in this proxy statement refer to State Bank Financial Corporation and our wholly-owned subsidiary banks, State Bank and Trust Company ("State Bank") and First Bank of Georgia ("First Bank").

What items will be voted on at the annual meeting?

Three matters are scheduled for a vote:

•	the election of twelve directors to serve a one-year term;

•	an advisory vote on the compensation of our named executive officers; and

•	the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2015.

As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the annual meeting.

How do your directors recommend that shareholders vote?

The directors recommend that you vote:

•	FOR the election of the twelve director nominees to serve a one-year term;

•
FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement under the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including the compensation discussion and analysis, the compensation tables and any related narrative discussion in this proxy statement; and

•	FOR the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2015.

Who is eligible to vote?

Shareholders of record at the close of business on April 6, 2015 are entitled to be present and to vote at the annual meeting or any adjourned meeting. We are mailing these proxy materials to shareholders on or about April 17, 2015.

What are the rules for voting?

As of the record date, we had 35,687,574 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. All of the shares of common stock vote as a single class.

If you hold shares in your own name, you may vote by selecting one of the following options:

Vote By Proxy:

If you choose to vote by proxy, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent. Please sign and return all proxy cards to be certain that all your shares are voted.

Vote in Person:

You may choose to vote in person at the meeting. We will distribute written ballots to any shareholder of record who wishes to vote at the meeting.

If your shares are held in the name of a bank, broker or other holder of record, you are considered the beneficial owner of shares held in “street name,” and you will receive instructions from such holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a bank, broker or other nominee and you wish to vote in person at the annual meeting, you must request a legal proxy or broker’s proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the annual meeting.

Shares represented by signed proxies will be voted as instructed. If you sign the proxy but do not mark your vote, your shares will be voted as the directors have recommended. Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company, LLC.

Our management knows of no other matters to be presented or considered at the meeting, but your shares will be voted at the directors’ discretion on any of the following matters:

•	any matter about which we did not receive written notice in a reasonable time before we mailed these proxy materials to our shareholders; and

•	matters incident to the conduct of the meeting.

A majority of our outstanding shares of common stock as of the record date must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In determining whether we have a quorum at the annual meeting for purposes of all matters to be voted on, all votes “for” or “against” and all votes to “abstain” will be counted. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting.

If you hold your shares in street name, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions ONLY with respect to Proposal 3 – the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2015 but not with respect to any of the other proposals to be voted on at the annual meeting. If you hold your shares in street name, please provide voting instructions to your bank, broker or other nominee so that your shares may be voted on all other proposals.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. If a brokerage firm indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as “broker non-votes.” Shares represented by broker non-votes will be counted in determining whether there is a quorum.

Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. Provided a quorum is present, directors will be elected by the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the annual meeting. Shareholders do not have cumulative voting rights. If you hold your shares in street name and do not complete and return voting instructions to your broker or other nominee, this will have the same effect as a vote “AGAINST” the election of our director nominees. Abstentions will also have the same effect as a vote “AGAINST” the election of our director nominees. All of our nominees are currently serving as directors. If a nominee does not receive the required vote for re-election, the director will continue to serve on the board as a “holdover” director until his or her death, written resignation, retirement, disqualification or removal, or his or her successor is elected.

For all other matters to be approved at the annual meeting, the number of votes cast favoring the matter must exceed the number of votes cast opposing the matter, provided a quorum is present. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of such matters.

How can I revoke my proxy?

If you are a shareholder of record (i.e., you hold your shares directly instead of through a brokerage account) and you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing, dating and returning another proxy with a later date; or

•	voting in person at the meeting.

If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.

How will we solicit proxies, and who will pay for the cost of the solicitation?

We will solicit proxies principally by mailing these materials to the shareholders, but our directors, officers, and employees may also solicit proxies by telephone or in person. We will pay all of the costs of soliciting proxies, which primarily include the costs of preparing, photocopying and mailing these materials.

How can a shareholder propose business to be brought before next year’s annual meeting?

We must receive any shareholder proposals intended to be presented at our 2016 annual meeting of shareholders on or before December 18, 2015 for a proposal to be eligible to be included in the proxy statement and form of proxy to be distributed by the board of directors for that meeting. Any shareholder proposal intended to be presented from the floor at our 2015 annual meeting of shareholders must comply with the advance notice provisions and other requirements of our bylaws and be delivered not more than 60 days and not less than 30 days before the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given, such notice of a shareholder proposal must be delivered or mailed not later than the tenth day following the day on which notice of the meeting was mailed.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees for Election as Directors

Our bylaws provide for a board of directors consisting of not fewer than five nor more than 25 individuals with the exact number to be fixed by the board of directors. The board of directors has fixed the number of directors constituting the entire board at twelve.

If elected, all nominees shall serve a one-year term, expiring at the 2016 annual meeting of shareholders or until their respective successors are duly elected and qualified. Each nominee has agreed to serve if elected. If any named nominee is unable to serve, proxies will be voted for the remaining named nominees.

Information about each of the director nominees is provided below. Each director is currently a director of the Company and State Bank and two of our directors also serve as directors of First Bank.

Biographical Information for Each Nominee for Director

James R. Balkcom, Jr., age 70, a director of the Company since January 2010 (and a director of State Bank since July 2009), is the Chairman of the Board of EndoChoice, Inc. and an operating partner with Council Capital, Inc. He is Chairman of the Board of TMG Gases, Inc. He served as Chairman of the Board of Advisors for Talent Quest, a leadership consultancy, from 2004 through 2010. Mr. Balkcom also served as Chairman of the Board of iKobo, Inc., a provider of online money transfer services, from 2006 until 2009 and as a director of Reach Health, Inc. from 2010 to 2014. He served as Chairman of the Board of Commerce South Bank, Inc. from 2001 to 2004 and as a director and Chairman of the compensation committee of Century South Banks, Inc. from 1997 to 2001. He was also a director and Chairman of the audit committee of DataPath, Inc. from 2007 to 2009. Mr. Balkcom also served as Chief Executive Officer of Techsonic Industries, Inc. from 1977 to 1994. He serves as a Civilian Aide to the Secretary of the Army for Georgia and on the executive committee of the USO Council of Georgia. Mr. Balkcom also serves on the advisory board of the Shepherd Center. Mr. Balkcom holds a bachelor’s degree in engineering from the United States Military Academy at West Point and a master’s degree in business administration from Harvard Business School. Mr. Balkcom’s extensive experience in corporate governance and finance, together with his management experience as a senior executive with several companies, make him well qualified to be a member of our board.

Kelly H. Barrett, age 50, a director of the Company and State Bank since July 2011, is currently Vice President, Internal Audit and Corporate Compliance for The Home Depot, Inc. Ms. Barrett joined The Home Depot, Inc. in 2003 as Vice President, Corporate Controller and was in charge of all external financial reporting, including filings with the SEC, as well as financial controls and financial systems. She later assumed the role of Vice President, Internal Audit in 2005, adding responsibility for Corporate Compliance in 2007. A graduate of Georgia Tech with highest honors, and first in her class, Ms. Barrett began her career as an auditor with Arthur Andersen LLP for seven years before joining Cousins Properties Incorporated, where she was Chief Financial Officer. Ms. Barrett is a Certified Public Accountant and serves on the board of the YMCA of Metro Atlanta, in addition to serving on the advisory board for Scheller College of Business at Georgia Tech. Ms. Barrett also serves as a director of the Girl Scouts of Greater Atlanta, where she has served as Chair of the Audit Committee since September 2014. Ms. Barrett’s extensive experience in financial reporting, financial controls, financial systems and corporate compliance, together with her experience as a senior executive with two public companies, make her well qualified to be a member of our board.

Archie L. Bransford, Jr., age 62, a director of the Company since January 2010 (and a director of State Bank since November 2009), is the president of Bransford & Associates, LLC, a bank regulatory consulting group that consults with banks on risk management and regulatory matters, a position he has held since 2004. Before that, Mr. Bransford served for over 30 years in numerous positions at the Office of the Comptroller of the Currency, including most recently as a deputy comptroller for the Southern District, and he was a Commissioned National Bank Examiner. While working for the Office of the Comptroller of the Currency, Mr. Bransford regularly reviewed financial statements of financial institutions to evaluate financial controls and stability. Mr. Bransford was a member of the board of directors of Banuestra Financial Corporation, a private financial services company, from 2006 to 2008. Mr. Bransford holds a bachelor’s degree in business administration from the University of Detroit. Mr. Bransford’s depth of knowledge and valuable experience with bank regulatory matters make him well qualified to be a member of our board.

Kim M. Childers, age 56, a director of the Company since January 2010, serves as Chief Risk Officer of the Company and State Bank, a position he has held since January 2015, and as a Vice Chairman of the boards of the Company and State Bank. Mr. Childers previously served as the Executive Risk Officer of the Company and State Bank from July 2012 until January 2015, as our Chief Credit Officer from 2009 until July 2012 and as our President from 2009 until December 2012. Mr. Childers has also served as a director and officer of State Bank since July 2009. Mr. Childers held senior positions with Flag Bank and RBC Centura Bank, including Executive Vice President and Chief Credit Officer of Flag Bank from 2002 through 2007 and Director-Georgia Risk Management of RBC Centura Bank from 2006 until 2007. Before joining Flag Bank in 2002, Mr. Childers was employed with Century South Banks, Inc., the holding company of 12 banks located in Georgia, Tennessee, Alabama and North Carolina, acting in a number of capacities, including Regional Chief Executive Officer for the North Georgia Region (which included eight charters and $600 million in assets), Chief Credit Officer and Senior Vice President/Credit Administration. Mr. Childers also serves as a managing principal of Bankers’ Capital Group, LLC, an investment company that primarily buys and sells notes, a position he has held since 2007. Mr. Childers holds a bachelor’s degree in agricultural economics from the University of Georgia. His depth of knowledge and years of experience in banking make him well qualified to be a member of our board. His extensive personal understanding of the markets we serve is also a valuable asset to our board.

Ann Q. Curry, age 71, a director of the Company and State Bank since July 2013, is the Chair and Chief Client Strategist of Coxe Curry & Associates, a fundraising consulting firm serving not-for-profit organizations in greater Atlanta and throughout Georgia, a position she has held since January 2015. Ms. Curry previously served as the owner and President of Coxe Curry & Associates from 1992 until December 2014. Ms. Curry has held leadership roles both locally and nationally with the League of Women Voters, and she was a five-year member of the Board of Research Atlanta and its first woman president. She is a graduate of Leadership Atlanta and Leadership Georgia and a member of the YWCA Academy of Women Achievers. Ms. Curry serves on the CDC Foundation’s Advisory Board, on the Nominating Committee of United Way, on the Advisory Board of the Georgia Conservancy and is a member of the Atlanta Rotary Club. She is a graduate of Duke University, a past chair of the Duke University Women’s Studies Council and a six-year member of the Board of Visitors for Trinity College at Duke. She also currently serves on the advisory board for Duke University Libraries. Ms. Curry’s extensive experience in business management, as well as her in depth of knowledge of the market areas we serve, make her well qualified to be a member of our board.

Joseph W. Evans, age 65, a director and officer of the Company since January 2010, serves as the Chief Executive Officer of the Company and Chairman of the board, positions he has held since 2010. Mr. Evans also served as the Chief Executive Officer of State Bank from July 2009 until January 1, 2015. He is the former Chairman, President and Chief Executive Officer of Flag Financial Corporation, where he served from 2002 until it was sold to RBC Centura Bank in 2006. Mr. Evans previously served as President and Chief Executive Officer of Macon-based Bank Corporation of Georgia until it was merged with Century South Banks, Inc. in 1997. Following the merger, Mr. Evans served as President and Chief Operating Officer of Century South Banks, Inc., from 1997 until 2000 and President and Chief Executive Officer from 2000 until it was acquired by BB&T. Mr. Evans is President and Chief Executive Officer of Rosebub Farm, Inc. He also serves as a managing principal of Bankers’ Capital Group, LLC, an investment company that primarily buys and sells notes, a position he has held since 2006. Mr. Evans serves as a director of Southern Trust Insurance Company, a director of the Alliance Theater at the Woodruff Arts Center, a director of the Metro Atlanta Chamber, Vice President of the Buckhead Coalition and a trustee of the Foundation of the Methodist Home in Macon, Georgia. He also serves on the board of trustees of the Georgia Tech Foundation, the Campaign Steering Committee at Georgia Tech and is the Chairman of the finance committee at Mount Zion United Methodist Church in Smarr, Georgia. Mr. Evans formerly served as Chairman of the Board of Trustees of the Georgia Tech Alumni Association, as Chairman of the Advisory Board of the Scheller College of Business at Georgia Tech, as a member of the executive committee of the Advisory Board of the Scheller College of Business at Georgia Tech and as a director of the Alexander-Tharpe Fund. He is also the General Partner of the Howell D. Evans Family Partnership, LP. Mr. Evans holds a bachelor’s degree in industrial management from Georgia Tech. His depth of knowledge and years of experience in banking make him well qualified to be a member of our board. His ties to our market area also provide him with personal contacts and an awareness of the social environment within which we operate.

Virginia A. Hepner, age 57, a director of the Company and State Bank since September 2010, is the President and Chief Executive Officer of The Woodruff Arts Center, a position she has held since 2012. Before that, Ms. Hepner was a business consultant with DMI, Inc., an entertainment and music marketing company. She is also currently a principal investor in GHL, LLC, a private real estate investment partnership for commercial assets. Ms. Hepner has over 25 years of corporate banking experience with Wachovia Bank and its predecessors, serving in North Carolina, Chicago and Atlanta. She joined Wachovia Bank in 1979 and, until her retirement in 2005, she held numerous positions in corporate banking and capital markets, including Atlanta Commercial Banking Manager, Manager of the Foreign Exchange and Derivatives Group, and Executive Vice President and Manager of the U.S. Corporate Client Group. Ms. Hepner was formerly a director of Chexar Corporation, a private technology company. She has served in Interim Executive Director roles for The Woodruff Arts Center - Young Audience Division, the Atlanta Ballet and Brand Atlanta, Inc. She is also active in many not-for-profit and civic organizations, and presently serves on the endowment board of the Penn Institute for Urban Research and the Service Advisory Board for Mayor Kasim Reed. She is a board member of the Metro Atlanta Chamber, Midtown Alliance, and Atlanta Convention and Visitors Bureau. Ms. Hepner holds a bachelor’s degree in finance from the Wharton School of the University of Pennsylvania and attended the Kellogg School of Business at Northwestern University. Ms. Hepner’s depth of knowledge and years of experience in corporate banking make her well qualified to be a member of our board.

John D. Houser, age 66, a director of the Company since September 2012 (and a director of State Bank since July 2009), is the President and Chief Executive Officer of Southern Trust Corporation and Southern Trust Insurance Company, positions he has held since 2007, and a member of Southern Specialty Underwriters, LLC since 2009.  He served as a director of Flag Financial Corporation from 2004 to 2006 and as Managing Partner of Miller Ray Houser & Stewart, a Certified Public Accounting firm in Atlanta, from 1994 to 2007.  He received a bachelor’s degree in Industrial Management from Georgia Tech in 1970 and a master's of public accounting from Georgia State University in 1975.  Mr. Houser has served as a director of the Georgia Underwriting Association since 2008, the Georgia Association of Property and Casualty Insurance Companies since 2008, the United Way of Middle Georgia since 2010, and the Community Foundation of Central Georgia since 2013.  Mr. Houser’s depth of knowledge and years of experience in finance and accounting make him well qualified to be a member of our board.

William D. McKnight, age 56, a director of the Company and State Bank since February 2015, is the President and Chief Executive Officer of McKnight Construction Company, a general contracting firm that operates in the Southeast United States, a position he has held since 1996. Mr. McKnight previously served as a director of Georgia-Carolina Bancshares, Inc. until it merged with the Company in January 2015. He currently serves as Chairman of the Board of Directors of our subsidiary bank, First Bank, which we acquired in our acquisition of Georgia-Carolina Bancshares, Inc., a position he has held since May 2010. Mr. McKnight also serves on the boards of Tuttle-Newton Home, First Tee, and the Georgia Health Sciences University (“GHSU”) Foundation, as well as the GHSU Planning Board. He is the past President of both the Augusta Country Club and Augusta Golf Association and has served on the boards of Associated General Contractors of America, Augusta Ballet, Richmond Academy Booster Club, and Episcopal Day School. He is a graduate of the Georgia Institute of Technology. Mr. McKnight’s extensive experience in business management, as well as his in depth knowledge of the Augusta market, make him well qualified to be a member of our board.

Major General (Retired) Robert H. McMahon, age 58, a director of the Company and State Bank since October 2012, is the Director of C-17 Field Operations at Boeing, a position he has held since May 2014. Major General (Ret.) McMahon previously served as President and Chief Executive Officer of the 21st Century Partnership in Warner Robins, Georgia, from 2012 to May 2014. Major General (Ret.) McMahon served as Commander, Warner Robins Air Logistics Center, Air Force Materiel Command, Robins Air Force Base, in Warner Robins, Georgia from 2010 until he retired in 2012. The Warner Robins Air Logistics Center was one of three Air Force air logistics centers and the largest single-site industrial complex in the State of Georgia. Before that, from

2008 until 2010, he served as Director of Logistics, Deputy Chief of Staff for Logistics, Installations and Mission Support, with the U.S. Air Force, in Washington, D.C. Major General (Retired) McMahon served as a director of NORDAM from 2012 to 2014. He entered active duty after graduation from the U.S. Air Force Academy in 1978 with a bachelor’s of science in international affairs. He also holds a master’s of science in maintenance management from the Air Force Institute of Technology. Major General (Ret.) McMahon’s depth of knowledge and years of experience in finance and government relations, together with his management experience as a senior officer with the United States Air Force, make him well qualified to be a member of our board.

J. Daniel Speight, Jr., age 58, a director and officer of the Company since January 2010, currently serves as the Company’s General Counsel, a position he has held since January 2015. He also serves as a Vice Chairman of the boards of the Company and State Bank. Mr. Speight previously served as the Chief Operating Officer of the Company and State Bank from 2009 through 2014. Mr. Speight has also served as a director and officer of State Bank since July 2009. Mr. Speight spent more than 20 years, between 1984 and 2006, with Citizens Bank in Vienna, Georgia and then with Flag Bank and Flag Financial Corporation. He served in various roles including President, Chief Executive Officer and director of Citizens Bank, Chief Executive Officer, Chief Financial Officer and Vice Chairman/director of Flag Bank and Vice Chairman/director, Chief Financial Officer and Chief Executive Officer of Flag Financial Corporation. Mr. Speight is also an attorney, and from February 2008 until July 2009, he practiced banking law with the law firm of James, Bates, Pope & Spivey LLP (now James-Bates-Brannan-Groover-LLP) in Macon, Georgia. Mr. Speight is also a managing principal of Bankers’ Capital Group, LLC, an investment company that primarily buys and sells notes, a position he has held since 2006. He served as a director of The Bankers Bank of Atlanta from 1990 until 1999, serving as Chairman of the Board twice during that term, and as director of Regan Holding Corporation from 2000 until 2011. Mr. Speight has served on the Executive Advisory Committee of the Boy Scouts of America since November 2011 and has served on the Boards of NewTown Macon since 2010, the Mercer Athletic Foundation since 2012, the 21st Century Partnership Foundation, Inc. since 2012, The Cherry Blossom Festival since 2013 and One Macon since March 2014. Mr. Speight has also served as President of the Community Bankers Association of Georgia, as a director of the Georgia Bankers Association, as Chairman of the Georgia Bankers Association Community Banking Committee and as a director of the Independent Community Bankers Association of America. Mr. Speight is a member of the Board of Trustees of Wesleyan College, MedCen Community Health Foundation and Mercer University. Mr. Speight has a bachelor’s degree in business management from Georgia Southern College and received his J.D. degree from the Walter F. George School of Law at Mercer University. The depth of his banking knowledge and experience and his legal background make Mr. Speight well qualified to be a member of our board. His extensive personal understanding of the markets we serve is also a valuable asset to our board.

J. Thomas Wiley, Jr., age 62, a director of the Company and State Bank since July 2010, has served as Chief Executive Officer of State Bank since January 2015 and as President and Vice Chairman of the boards of the Company and State Bank since January 2013.  Mr. Wiley also serves as a director of our subsidiary bank, First Bank, which we acquired in our acquisition of Georgia-Carolina Bancshares, Inc. in January 2015. Mr. Wiley is the former President and Chief Executive Officer of Coastal Bankshares, Inc. and its subsidiary bank, The Coastal Bank, where he served from 2007 until November 2012. Mr. Wiley previously served as Chairman of the Board of Directors of Coastal Bankshares and The Coastal Bank from 2007 until March 2014. Before joining Coastal Bankshares, Mr. Wiley served as the Vice Chairman/director and Chief Banking Officer of Flag Financial Corporation from 2002 until 2006 and as President and Chief Executive Officer of Flag Bank from 2002 until 2006.  Mr. Wiley is also a managing principal of Bankers’ Capital Group, LLC, an investment company that primarily buys and sells notes, a position he has held since 2007.  Mr. Wiley serves on the board of governors of the Georgia Chamber of Commerce, is a former chairman of the Georgia Bankers Association and a graduate of the Leadership Georgia Foundation Class of 2001.  Mr. Wiley earned his bachelor’s degree in business administration from Valdosta State University and is a graduate of the School of Banking of the South, Louisiana State University.  His depth of knowledge and years of experience in banking make him well qualified to be a member of our board.

The board of directors recommends a vote FOR each of the above nominees.

Biographical Information for Executive Officers

Our executive officers are:

Name	Position
Joseph W. Evans	Chief Executive Officer of the Company and Chairman of the Boards of Directors of the Company and State Bank

Kim M. Childers	Chief Risk Officer of the Company and State Bank and Vice Chairman of the Boards of Directors of the Company and State Bank

J. Daniel Speight, Jr.	General Counsel of the Company and Vice Chairman of the Boards of Directors of the Company and State Bank

J. Thomas Wiley, Jr.	Chief Executive Officer of State Bank, President of the Company and State Bank,Vice Chairman of the Boards of Directors of the Company and State Bank, and Director of First Bank

Sheila E. Ray	Chief Financial Officer and Executive Vice President of the Company and State Bank and Chief Financial Officer of First Bank

David F. Black	Chief Credit Officer and Executive Vice President of State Bank

Remer Y. Brinson III	Chief Executive Officer and President of First Bank and Executive Vice President of the Company and State Bank

David C. Brown	Corporate Development and Executive Vice President of the Company

David W. Cline	Chief Information Officer and Executive Vice President of the Company and Chief Operating Officer and Executive Vice President of State Bank

Steven G. Deaton	Enterprise Risk Officer and Executive Vice President of the Company

Michael R. Fitzgerald	Chief Revenue and Deposit Officer and Executive Vice President of State Bank

Michael S. Sims	Chief Banking Officer and Executive Vice President of State Bank

Bradford L. Watkins	Director of Real Estate Banking and Executive Vice President of State Bank

Because each of Mr. Evans, Mr. Childers, Mr. Speight and Mr. Wiley also serves on our board of directors, we have provided biographical information for them above. Biographical information for each of Ms. Ray, Mr. Black, Mr. Brinson, Mr. Brown, Mr. Cline, Mr. Deaton, Mr. Fitzgerald, Mr. Sims and Mr. Watkins is provided below:

Sheila E. Ray, age 56, serves as Chief Financial Officer of the Company, State Bank and First Bank, a position she has held since January 2015. Ms. Ray joined the Company and State Bank in October 2014 as Executive Vice President - Finance. Before that, she served as Chief Financial Officer of Atlanta Bancorporation, Inc. and Bank of Atlanta from 2006 until each was merged with and into the Company and State Bank, respectively, on October 1, 2014. She also served on the board of directors of Bank of Atlanta, a position she held from 2006 until 2014. Before that Ms. Ray served as Chief Operating Officer and Chief Financial Officer of Eagle Bancshares, Inc., and its subsidiary unitary thrift, Tucker Federal Bank, from 1997 until it was acquired by RBC Centura Bank in 2002. In 2003, she left RBC Centura Bank to work as an independent consultant, providing financial analysis and strategic planning to a variety of community banks. Ms. Ray also previously served in various leadership roles at First National Bancorp and its subsidiary bank First National Bank of Gainesville from 1988 to 1996, including the Director of Information Processing and Administrative Support and Director of Internal Audit. Ms. Ray served in various leadership roles within internal audit at Wachovia Corporation from 1981 to 1988, including Vice President and Deputy Auditor. Ms. Ray is a Certified Public Accountant and a member of the Board of Trustees at Toccoa Falls College. Ms. Ray holds a bachelor’s of business administration in accounting from the University of Georgia.

David F. Black, age 39, serves as Chief Credit Officer and Executive Vice President of State Bank, positions he has held since September 2013. Mr. Black previously served as Chief Credit Officer of the Company from September 2013 until February 2015. Mr. Black joined State Bank in 2011 as Senior Vice President of Finance. Previously, Mr. Black served as Director of Corporate Strategy at First Horizon National Corporation in Memphis, Tennessee from July 2009 until August 2011. Mr. Black held various leadership roles in Finance and Corporate Development at Wachovia Corporation in Winston-Salem and Charlotte, North Carolina between June 2000 and July 2009 and started his banking career with SunTrust Bank in Atlanta. Mr. Black holds both a bachelor’s of business administration in finance and master’s degree in business administration from the Terry College of Business at the University of Georgia.

Remer Y. Brinson III, age 54, serves as Executive Vice President of the Company and State Bank, a position he has held since our merger with Georgia-Carolina Bancshares, Inc. in January 2015. He also serves as the President of our subsidiary bank, First Bank, which we acquired in our acquisition of Georgia-Carolina Bancshares, Inc. in 2015, a position he has held since October 1999, and as Chief Executive Officer of First Bank, a position he has held since July 2001. Before that, Mr. Brinson served as the President and Chief Executive Officer of Georgia-Carolina Bancshares, Inc. from May 2008 until 2015, when it was merged with the Company, and he served as a director of Georgia Carolina Bancshares, Inc. from May 2004 until 2015. Before joining First Bank, Mr. Brinson served as President and Chief Executive Officer of Citizens Bank and Trust, until its acquisition by Allied Bank of Georgia. From 1994 to 1999, he was Senior Vice President of Allied Bank of Georgia and Regions Bank. From 1982 to 1994, Mr. Brinson served First Union Bank, and its predecessor, Georgia-Railroad Bank and Trust, in various capacities, including Senior Vice President, Corporate Banking. Mr. Brinson serves as Chairman of the board of directors of the Georgia Bankers Association, The Richmond County Development Authority, Tuttle-Newton Home and Chairman elect of Augusta Tomorrow. Mr. Brinson also serves on the board of directors of the Georgia Bankers Insurance Trust and as immediate past Chair of the Augusta Metro Chamber of Commerce. He is past President of the Augusta Country Club and past Chairman of the Augusta Metro Chamber of Commerce, CSRA Development Companies, Augusta Chapter of the American Red Cross, and YMCA of Greater Augusta. Mr. Brinson holds a bachelor’s of business administration in finance from the University of Georgia.

David C. Brown, age 49, serves as Corporate Development and Executive Vice President of the Company, positions he has held since February 2015. Mr. Brown joined State Bank in December 2013 as Corporate Development and Executive Vice President. Before joining State Bank, Mr. Brown served as Managing Principal of Sagus Partners, LLC from January 2008 until December 2013. Mr. Brown holds a bachelor’s of arts in philosophy from Vanderbilt University and a master’s degree in business administration from the University of Georgia.

David W. Cline, age 54, serves as Chief Information Officer and Executive Vice President of the Company, positions he has held since January 2010.  Mr. Cline also serves as the Chief Operating Officer and Executive Vice President of State Bank, positions he has held since January 2015. Mr. Cline previously served as Chief Information Officer and Executive Vice President of State Bank from August 2009 until December 2014. Before joining State Bank in August 2009, Mr. Cline was a Director of Technical Operations with AT&T Business Field Services, serving the AT&T and BellSouth family of companies in technical management roles from 1988 until retiring in 2009.  Mr. Cline holds a bachelor’s of science degree from Virginia Polytechnic Institute and State University.

Steven G. Deaton, age 52, serves as Enterprise Risk Officer and Executive Vice President of the Company, positions he has held since August 2012. Mr. Deaton previously served as Enterprise Risk Officer and Executive Vice President of State Bank from August 2012 until December 2014 and as Atlanta Regional President/Chief Banking Officer and Executive Vice President of State Bank from August 2009 until July 2012. Before joining State Bank, Mr. Deaton served as Executive Vice President/Atlanta Regional President of Flag Bank from 2005 until 2006 and served as President of Business Banking for Georgia for RBC Centura Bank from 2006 until 2007 (following RBC Centura Bank’s acquisition of Flag Bank).  Mr. Deaton joined Flag Bank after it acquired First Capital Bank, successor of Chattahoochee National Bank, where he served as Chief Operating Officer, Chief Credit Officer and Senior Lender.  Before that, Mr. Deaton held various senior management positions at Bank South and SouthTrust Bank from 1985 until 2000, including Georgia Commercial Banking Manager, Georgia Credit Administrator and Director of the Management Training Program. Mr. Deaton holds a bachelor’s of science in business administration from the University of North Carolina at Chapel Hill.

Michael R. Fitzgerald, age 56, serves as Chief Revenue and Chief Deposit Officer and Executive Vice President of State Bank, positions he has held since 2012.  Mr. Fitzgerald joined State Bank in 2011 as Senior Deposit Officer. Before that, he served as President of FitzgeraldMSI, a consulting company for banks from 2002 until 2010. Mr. Fitzgerald previously served as President and Chief Operating Officer of NetBank, Vice President of Mellon Bank and President of directbanking.com, the online banking division of Salem Bank of Boston. Mr. Fitzgerald holds an economics degree from the University of Massachusetts.

Michael S. Sims, age 51, serves as Chief Banking Officer and Executive Vice President of State Bank, positions he has held since June 2014. Mr. Sims joined State Bank in March 2011 as Regional President and served as Senior Banking Officer from March 2013 until June 2014. Before joining State Bank, Mr. Sims served as the Executive Vice President and Geographic Line of Business Manager for SunTrust Bank from 2008 until 2011. During his tenure at SunTrust Bank, Mr. Sims also served as Senior Vice President and Community Banking Line of Business Manager from 2002 until 2008. Before joining SunTrust Bank, he was the Director of Finance for the Ralston Purina Company from 2000 until 2002. Mr. Sims started his banking career with SouthTrust Bank and Wachovia Bank. Mr. Sims holds a bachelor’s of science in finance and accounting from the University of Alabama and a master’s of business administration in finance and accounting from Samford University.

Bradford L. Watkins, age 48, serves as Director of Real Estate Banking and Executive Vice President of State Bank, positions he has held since 2011.  Mr. Watkins previously served as Regional Credit Officer of State Bank from 2009 until 2011. Before joining State Bank, he served as Senior Vice President of Cornerstone Bank between 2007 and 2009. Before that, he served as the Regional President for Atlanta and later for Real Estate Finance at Flag Bank from 2002 until 2006.  He began his career at Wachovia Bank in 1988 where he served in various capacities in Retail Banking and Corporate Finance.  Mr. Watkins holds a bachelor’s degree in history from Washington & Lee University and a master’s of business administration in finance from Georgia State University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table shows the owners of more than 5% of our outstanding common stock as of April 6, 2015, the record date.

Name and Address	Number of Shares Owned	Right to Acquire	Percentage of Beneficial Ownership(1)

Franklin Mutual Advisers, LLC(2) 101 John F. Kennedy Parkway Short Hills, New Jersey 07078	2,037,860	—	5.71%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,980,005	—	5.55%

(1)	The percentage of beneficial ownership is based on 35,687,574 shares outstanding on April 6, 2015.

(2)
This information is based solely on the Schedule 13G/A filed on February 3, 2015 by Franklin Mutual Advisers, LLC reporting that the shares are beneficially owned by one or more open-end investment companies or other managed accounts which, pursuant to investment management contracts, are managed by Franklin Mutual Advisers, LLC, an indirect wholly-owned subsidiary of Franklin Resources, Inc. Pursuant to the investment management contracts, Franklin Mutual Advisers, LLC has sole voting and dispositive power over 2,037,860 shares. Franklin Mutual Advisers, LLC, however, disclaims any pecuniary interest in the shares and disclaims that it is the beneficial owner of the shares as defined in Rule 13d-3.

(3)
This information is based solely on the Schedule 13G/A filed on February 11, 2015 by The Vanguard Group, which reported sole voting power over 39,638 shares, shared dispositive power over 37,738 shares, and sole dispositive power over 1,942,267 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 37,738 shares as a result of serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,900 shares as a result of serving as an investment manager of Australian investment offerings.

Security Ownership of Management

The following table shows the number of shares of our common stock beneficially owned as of April 6, 2015 by (a) each director and named executive officer named below, and (b) the executive officers and all directors, as a group.

Name and Address(1)	Number of Shares Owned(2)	Right to Acquire(3)	Percentage of Beneficial Ownership(4)

James R. Balkcom, Jr.	6,182	2,000	*
Kelly H. Barrett(5)	9,000	—	*
Archie L. Bransford, Jr.(6)	9,000	6,000	*
Thomas L. Callicutt, Jr.	25,055	—	*
Kim M. Childers(7)	208,038	—	*
Ann Q. Curry	5,300	—	*
Stephen W. Doughty(8)	157,038	400,521	1.56%
Joseph W. Evans	333,626	400,521	2.06%
Virginia A. Hepner	3,000	—	*
John D. Houser(9)	104,449	20,000	*
William D. McKnight	72,510	—	*
Major General (Ret.) McMahon	3,100	—	*
J. Daniel Speight, Jr.	208,038	400,521	1.71%
J. Thomas Wiley, Jr.(10)	190,000	400,521	1.65%
All Directors and Executive Officers as a Group (23 persons)	1,967,423	1,720,084	10.90%

* Denotes beneficial ownership of less than 1%.

(1)	The address of each of these listed individuals is c/o State Bank Financial Corporation, 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326.

(2)
The shares shown in this column include shares of restricted stock issued under our 2011 Omnibus Equity Compensation Plan for which such holder has voting rights in the following amounts: Mr. Balkcom–1,000 shares; Ms. Barrett–1,000 shares; Mr. Bransford–1,000 shares; Mr. Callicutt–18,100 shares; Mr. Childers–79,038 shares; Mr. Doughty–23,038 shares; Mr. Evans–92,600 shares; Ms. Hepner–1,000 shares; Mr. Houser–1,000 shares; Major General (Ret.) McMahon-1,000 shares; Mr. Speight–79,038 shares, and Mr. Wiley–69,000 shares.

(3)	The shares shown in this column are purchasable on exercise of currently exercisable warrants to purchase common stock. The persons named in the table purchased those warrants.

(4)
The percentages shown above are based on 35,687,574 shares of our common stock outstanding on April 6, 2015. Under SEC Rule 13d-3, shares of common stock that a person has the right to acquire by exercising stock options and warrants held by that person that are exercisable within 60 days of April 6, 2015 are deemed outstanding for the purpose of computing the percentage ownership of the person, but those shares are not deemed outstanding for computing the percentage ownership of any other person.

(5)	Includes 1,000 shares of common stock held by Ms. Barrett’s spouse.

(6)	Includes 3,000 shares and 3,000 warrants jointly held by Mr. Bransford’s spouse for which he shares voting and dispositive power.

(7)	Includes 80,000 shares that are pledged as security to secure a line of credit.

(8)
Includes 5,000 shares jointly held by Mr. Doughty’s spouse for which he shares voting and dispositive power and 120,000 shares of common stock and 400,521 warrants held by an irrevocable trust for the benefit of Mr. Doughty’s spouse with the remainder to Mr. Doughty’s children. Mr. Doughty’s spouse is trustee of the trust.

(9)
Includes 52,375 shares of common stock held by Southern Trust Insurance Corporation for which Mr. Houser, as Chief Executive Officer of Southern Trust Insurance Corporation, has sole voting and dispositive power. Mr. Houser disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(10)	Includes 120,000 shares that are pledged as security to secure a line of credit.

CORPORATE GOVERNANCE

Introduction

The directors meet to review our operations and discuss our business plans and strategies for the future. The full board of directors met twelve times in 2014. During 2014, each director attended at least 75% of the aggregate of the total number of board meetings and the total number of meetings held by the committees of the board on which he or she served, except for Major General (Ret.) McMahon. We expect each director to attend our annual meeting of shareholders, although we recognize that conflicts may occasionally arise that will prevent a director from attending an annual meeting. Ten of our eleven then serving directors attended the 2014 annual meeting.

Director Independence

Our board of directors has determined that each of James R. Balkcom, Jr., Kelly H. Barrett, Archie L. Bransford, Jr., Ann Q. Curry, Virginia A. Hepner, John D. Houser, William D. McKnight and Major General (Ret.) Robert H. McMahon is an “independent” director, based on the independence criteria in the corporate governance listing standards of The NASDAQ Capital Market. Our shares of common stock were listed and began trading on The NASDAQ Capital Market on April 14, 2011.

In determining that Mr. Houser is independent, the board took into account, among other things, that Mr. Houser is the Chief Executive Officer of Southern Trust Insurance Company (“Southern Trust”) and that Mr. Evans served on the compensation committee of the board of Southern Trust until July 10, 2009 (although Mr. Evans, in his service as a director of Southern Trust, had not deliberated on Mr. Houser’s compensation since May 2007). The board also noted that Southern Trust, which is not an affiliate of the Company, owns 52,375 shares of the Company’s common stock for which Mr. Houser has sole voting and dispositive power.

In determining that Mr. McKnight is independent, the board took into account that, prior to our acquisition of First Bank in January 2015, First Bank made two loans to entities related to Mr. McKnight. The loans are not categorized as nonaccrual, past due, restructured or potential problem loans, and they were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features.

Mr. Evans, Mr. Childers, Mr. Speight and Mr. Wiley are considered inside directors because of their employment as our executive officers.

There are no family relationships between any of our directors and executive officers.

Committees of the Board of Directors

In 2010, the board of directors established an Audit Committee, a Compensation Committee and a Nominating Committee. In January 2011, for administrative purposes, the board of directors combined the functions of the Compensation Committee and the Nominating Committee into one committee, the Independent Directors Committee. The board of directors also established the Risk Committee in March 2013, which previously operated as a committee of State Bank, and established the Executive Committee in November 2013.

Audit Committee. Our Audit Committee is composed of Mr. Bransford (Chairman), Ms. Barrett (Vice Chair), Mr. Houser and Major General (Ret.) McMahon. The board has determined that each of Ms. Barrett, Mr. Bransford and Mr. Houser is an “audit committee financial expert.” The board determined that Mr. Bransford, Chairman of the Audit Committee, is an “audit committee financial expert” based on his experience described above in the section entitled Biographical Information for Each Nominee for Director. The board has determined that each member of the committee is “independent” under SEC Rule 10A-3 and under The NASDAQ Capital Market listing standards. The Audit Committee met nine times in 2014. The Audit Committee operates under a written charter that is available on our website, www.statebt.com, in the “Governance Documents” section under “Investors.”

Independent Directors Committee. As noted above, we have combined the functions of our Nominating Committee and our Compensation Committee into one committee, the Independent Directors Committee. Our Independent Directors Committee performs the dual roles of overseeing (a) our corporate governance matters and the nomination of director candidates to the board of directors and (b) our compensation and personnel policies. Our Independent Directors Committee is composed of Mr. Balkcom (Chairman), Ms. Barrett, Mr. Bransford, Ms. Curry, Ms. Hepner (Vice Chair), Mr. Houser, Mr. McKnight and Major General (Ret.) McMahon. Mr. McKnight joined the Independent Directors Committee on February 11, 2015. The board has determined that each member of the Independent Directors Committee is “independent” under the listing standards of The NASDAQ Capital Market. The Independent Directors Committee charter is available on our website, www.statebt.com, in the “Governance Documents” section under “Investors.”

In its compensation role, the Independent Directors Committee has authority to establish the salaries and incentive compensation for the named executive officers. The committee also has the authority:

•	to annually review and approve corporate goals and objectives applicable to the compensation of the Chief Executive Officer;

•	to review and approve the annual base salary and annual incentive levels for the named executive officers;

•	to review and approve employment agreements, severance and separation arrangements, supplemental benefits and change in control agreements;

•
to establish and administer the incentive plans and oversee and administer our equity-based compensation, including the review and grant of equity awards to all eligible employees, and to fulfill such duties and responsibilities as described in those plans; and

•	to otherwise review and approve our compensation plans.

In addition, the committee annually reviews, evaluates and establishes levels of director compensation. For purpose of performance reviews, the committee evaluates the performance of our Chief Executive Officer, and our Chief Executive Officer evaluates the performance of our other named executive officers and discusses the results of such evaluations with the committee.

Under the Independent Directors Committee charter, the committee may delegate to one or more of our officers, who are also directors, the power to designate the officers and employees of the Company or our subsidiary banks who will receive grants of restricted shares, options or warrants to purchase shares of our common stock and to determine the number of restricted shares, options or warrants to be received by them. The Independent Directors Committee charter also delegates to Mr. Evans, our Chief Executive Officer, the authority to issue equity incentive grants to any eligible employee, not to exceed 25,000 shares per employee. The charter states that the Independent Directors Committee will review a report of all grants authorized by Mr. Evans on no less than a quarterly basis. Notwithstanding that authority, no officer may be delegated the power to designate himself or herself as a recipient of restricted shares, options or warrants, or to grant restricted shares, options or warrants to any person who is subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934. The Independent Directors Committee must review and approve in advance all equity incentive grants exceeding 25,000 shares.

The Independent Directors Committee has the authority under its charter to appoint, select, obtain advice from, retain, terminate and approve the fees and other retention terms of advisors (including compensation consultants). In 2014, the Independent Directors Committee continued its engagement of Matthews, Young & Associates, Inc. (“Matthews, Young”) as an independent advisor to assist the committee in determining and evaluating executive compensation. Matthews, Young reports directly to the Independent Directors Committee and previously assisted in the development of our executive officer annual incentive plans (including the incentive plan in effect for 2014) and director compensation package, in addition to the implementation of the 2011 Omnibus Equity Compensation Plan (the “Equity Plan”), which our shareholders approved at the 2011 annual meeting. The Independent Directors Committee assessed the independence of Matthews, Young, taking into consideration all factors specified in The NASDAQ Capital Market listing standards. Based on this assessment, the committee determined the engagement of Matthews, Young did not raise any conflict of interest.

Risk Committee. Our Risk Committee is composed of Mr. Houser (Chairman), Ms. Barrett, Ms. Hepner, Major General (Ret.) McMahon, Mr. Speight and Mr. Wiley. The board has appointed the Risk Committee to assist in the fulfillment of its oversight responsibilities, specifically as it relates to (i) communicating with management and monitoring our risk appetite and risk profile regarding credit risk, risk related to our loss share agreements with the Federal Deposit Insurance Corporation (the "FDIC"), operational risk, regulatory/compliance risk, liquidity and market risk, strategic risk and capital and earnings risk; and (ii) approving our risk management framework and reviewing its effectiveness.

Executive Committee. Our Executive Committee is composed of our Chairman (Mr. Evans) and the Chairs of the Audit Committee (Mr. Bransford), the Independent Directors Committee (Mr. Balkcom) and the Risk Committee (Mr. Houser). The Executive Committee was appointed to exercise the powers and authority of the board, with certain limitations more fully set forth in its charter, during the intervals between meetings of the board, when, based on the business needs of the Company, it is desirable for board-level actions to be considered but the convening of a special board meeting is not warranted as determined by the Chairman of the board. The Executive Committee reports any actions or recommendations to the board at the next regularly scheduled meeting. It is the general intention that all substantive matters in the ordinary course of business be brought before the full board for action, but the board recognizes the need for flexibility to act on substantive matters where action may be necessary between board meetings.

Nominations of Directors

The Independent Directors Committee serves to identify, screen, recruit and nominate candidates to the board of directors. The committee's charter requires the committee to review potential candidates for the board, including any nominees submitted by shareholders in accordance with our bylaws. The committee evaluated each nominee recommended for election as a director in these proxy materials. In evaluating candidates proposed by shareholders, the committee will follow the same process and apply the same criteria as it does for candidates identified by the committee or the board of directors.

For a shareholder to nominate a director candidate, the shareholder must comply with the advance notice provisions and other requirements of our bylaws. Each notice must state:

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•
a representation that the shareholder is a holder of record of stock of the Company entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•
a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the shareholder is making the nomination or nominations; and

•
such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed under the proxy rules of the SEC relating to the election of directors.

The notice must be accompanied by the sworn or certified statement of the shareholder that the nominee has consented to being nominated and that the shareholder believes the nominee will stand for election and will serve if elected.

When considering a potential candidate for nomination, the Independent Directors Committee will consider the skills and background that the Company requires and that the person possesses, diversity of the board and the ability of the person to devote the necessary time to serve as a director. The Independent Directors Committee has established the following minimum qualifications for service on our board of directors:

•	the highest ethics, integrity and values;

•	an outstanding personal and professional reputation;

•	professional experience that adds to the mix of the board as a whole;

•	the ability to exercise sound, independent business judgment;

•	freedom from conflicts of interest;

•	demonstrated leadership skills;

•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director; and

•	relevant expertise and experience and the ability to offer advice and guidance to our Chief Executive Officer based on that expertise and experience.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the committee also considers the following criteria, among others:

•	whether the candidate possesses the qualities described above;

•	whether the candidate has significant contacts in our markets and the ability to generate additional business for State Bank;

•	whether the candidate qualifies as an independent director under our guidelines;

•	the candidate’s management experience in complex organizations and experience with complex business problems;

•	the likelihood of obtaining regulatory approval of the candidate, if required;

•	whether the candidate would qualify under our guidelines for membership on the Audit Committee or the Independent Directors Committee;

•	the extent to which the candidate contributes to the diversity of the board in terms of background, specialized experience, age, gender and race;

•	the candidate’s other commitments, such as employment and other board positions; or

•	whether the candidate complies with any minimum qualifications or restrictions set forth in our bylaws.

The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. Although we have no formal policy regarding diversity, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.

In addition to the qualification criteria above, the Independent Directors Committee also takes into account whether a potential director nominee qualifies as an “audit committee financial expert” as that term is defined by the SEC, and whether the potential director nominee would qualify as an “independent” director under the listing standards of The NASDAQ Capital Market.

Board Leadership Structure

The board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the board because the board believes it is in the Company’s best interests for the board to make that determination based on the membership of the board. The board has determined that having Mr. Evans, our Chief Executive Officer, serve as Chairman of the board is in the best interest of our shareholders at this time because this structure makes the best use of Mr. Evans’s extensive experience in banking, particularly in our market areas.

In accordance with our policy on Corporate Governance Principles, the Independent Directors Committee has elected, and the full board has approved, Mr. Balkcom as our lead independent director. In this role, he may call and preside over executive sessions of the independent directors, without management present, as he deems necessary. The other duties of the lead director will continue to evolve. We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our needs.

Board’s Role in Risk Oversight

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full board. Specifically, the Audit Committee focuses on: (i) financial reporting risk and internal controls; (ii) oversight of the internal audit process and legal compliance; (iii) regulatory compliance; (iv) review of insurance programs; and (v) policies and procedures as they relate to our conflicts of interest and complaints regarding accounting and audit matters. The Audit Committee receives reports from management at least quarterly regarding our assessment of risks and the adequacy and effectiveness of internal control systems and operational risk (including compliance and legal risk). The Audit Committee also receives reports from management addressing the most serious risks impacting the day-to-day operations of the Company and its subsidiary banks. Our Director of Internal Audit reports to the Audit Committee and meets with the committee on a quarterly basis in executive sessions to discuss any potential risk or control issues involving management. The Audit Committee reports regularly to the full board, which also considers our entire risk profile.

In addition to the risk management oversight functions provided by the Audit Committee, the Independent Directors Committee and the Risk Committee, formerly the Financial Risk Committee of State Bank, also perform some functions related to oversight of risk management processes on behalf of the full board. The Risk Committee is responsible for overseeing risk management processes related to: (i) credit risk; (ii) risks related to our loss share agreements with the FDIC; (iii) operational risk; (iv) risks related to compliance and regulatory matters; (v) liquidity and market risks; (vi) strategic risk; and (vii) capital and earning risks. Both the Independent Directors Committee and the Risk Committee regularly report to the full board.

The full board focuses on the most significant risks facing the Company and the Company’s general risk management strategy and also ensures that risks we undertake are consistent with board policy. In addition, the full board regularly considers strategic, market and reputational risk. While the board of directors oversees our risk management, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing the Company and that our board leadership structure supports this approach.

Code of Ethics

We expect all of our employees to conduct themselves honestly and ethically. Our board of directors has adopted a Code of Ethics that applies to all employees of the Company and its subsidiary banks, including officers and directors. The Code of Ethics is intended to provide guidance to assure compliance with law and promote ethical behavior. The Code of Ethics is available on our website, www.statebt.com, in the “Governance Documents” section under “Investors.” If we amend or waive any of the provisions of our Code of Ethics applicable to our principal executive officer, principal financial officer, controller or persons performing similar functions that relates to any element of the definition of “Code of Ethics” enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, we intend to disclose these actions on our website, www.statebt.com.

Communications with the Board of Directors

The board of directors has established a process for shareholders to send communications to the board of directors. Shareholders may communicate with the board as a group or individually by writing to: Corporate Secretary, State Bank Financial Corporation, 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326. The board has instructed the Corporate Secretary to forward all such communications promptly to the board.

Report of the Audit Committee

Our Audit Committee operates under a written charter adopted by the board of directors. The Audit Committee is responsible for providing oversight of the independent audit process and the independent auditors, reviewing our financial statements and discussing them with management and the independent auditors, in addition to reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our internal accounting and disclosure controls and procedures and providing oversight of legal and regulatory compliance and ethics programs. The Audit Committee communicates regularly with our management, including our Chief Financial Officer, our Director of Internal Audit and our independent auditors. The Audit Committee is also responsible for conducting an appropriate review of and pre-approving all related person transactions and evaluating the effectiveness of the Audit Committee charter at least annually.

To comply with the Sarbanes-Oxley Act of 2002, the Audit Committee adopted a policy that pre-approves specified audit services to be provided by our independent auditors. The policy forbids our independent auditors from providing the services enumerated in Section 201(a) of the Sarbanes-Oxley Act.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who express an opinion on the conformity of our annual financial statements to accounting principles generally accepted in the United States of America in their report.

The Audit Committee has reviewed and discussed our 2014 audited financial statements with management.  The Audit Committee has discussed with Dixon Hughes Goodman LLP, our independent registered public accounting firm, those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board.  The Audit Committee has received the written disclosures and the letter from Dixon Hughes Goodman LLP required by the Public Company Accounting Oversight Board regarding Dixon Hughes Goodman LLP’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Dixon Hughes Goodman LLP their independence from the Company and our management.  The Audit Committee reported its findings to our board of directors.

Based on the reviews and discussions described above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC. A copy of our Annual Report on Form 10-K is part of the Annual Report to Shareholders enclosed with these proxy materials.

Archie L. Bransford, Jr., Chairman
Kelly H. Barrett, Vice Chair
John D. Houser
Major General (Ret.) Robert H. McMahon

The Audit Committee’s report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation Committee Report

The Independent Directors Committee, acting in the role of the compensation committee, has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with our management. Based upon that review and those discussions, the Independent Directors Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

James R. Balkcom, Jr., Chairman
Virginia A. Hepner, Vice Chair
Kelly H. Barrett
Archie L. Bransford, Jr.
Ann Q. Curry
John D. Houser
William D. McKnight
Major General (Ret.) Robert H. McMahon

The Compensation Committee Report of our Independent Directors Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.

Effect of Compensation Policies and Practices on Risk Management and Risk-Taking Incentives

Although there is inherent risk in the business of banking, we do not believe that any of our compensation policies and practices provide incentives to our employees to take risks that are reasonably likely to have a material adverse effect on us.  We believe that our compensation policies and practices are consistent with those of similar bank holding companies and their banking subsidiaries and are intended to encourage and reward performance that is consistent with sound practice in the industry.

Compensation of Executive Officers

This section explains how our executive compensation programs are designed and operate with respect to the “named executive officers” identified below.

In this proxy statement, we refer to the individuals who served as our principal executive officer and as our principal financial officer in 2014, as well as our four other most highly compensated executive officers for the year ended December 31, 2014, as the “named executive officers.” We list our named executive officers as of December 31, 2014 below, along with their positions as of January 1, 2015 that reflect the realignment of our management team that we announced on December 15, 2014:

Name	Position at December 31, 2014	Position Effective January 1, 2015 After Realignment of Management Team
Joseph W. Evans	Chief Executive Officer of the Company and of State Bank, and Chairman of the Boards of Directors of the Company and State Bank	Chief Executive Officer of the Company, and Chairman of the Boards of Directors of the Company and State Bank

Thomas L. Callicutt, Jr.	Chief Financial Officer of the Company and State Bank	Senior Advisor to the Company and State Bank (no longer an executive officer)

Kim M. Childers	Executive Risk Officer of the Company and State Bank, and Vice Chairman of the Boards of Directors of the Company and State Bank	Chief Risk Officer of the Company and State Bank, and Vice Chairman of the Boards of Directors of the Company and State Bank

Stephen W. Doughty	Corporate Development Officer of the Company and State Bank	Senior Advisor to State Bank (no longer an executive officer)

J. Daniel Speight, Jr.	Chief Operating Officer of the Company and State Bank, and Vice Chairman of the Boards of Directors of the Company and State Bank	General Counsel of the Company and Vice Chairman of the Boards of Directors of the Company and State Bank

J. Thomas Wiley, Jr.	President of the Company and State Bank, and Vice Chairman of the Boards of Directors of the Company and State Bank	Chief Executive Officer of State Bank, President of the Company and State Bank, Vice Chairman of the Boards of Directors of the Company and State Bank and Director of First Bank

The following Compensation Discussion and Analysis, executive compensation tables and related narrative describe the compensation awarded to, earned by or paid to the named executive officers for services provided to us for the year ended December 31, 2014 and their compensation arrangements with us.

Compensation Discussion and Analysis

Overview

We describe the material terms of the employment agreements for our named executive officers under the heading “Employment Agreements” below. For the year ended December 31, 2014, we did not change the material elements of the executive compensation provided in the employment agreements.

The Company’s shareholders approved the Equity Plan at the 2011 annual meeting of the shareholders. In 2014, the Independent Directors Committee, which serves as our compensation committee, made stock awards under the Equity Plan, which are reflected in the "Grants of Plan Based Awards in Fiscal Year 2014" table.

The Independent Directors Committee continues to use Matthews, Young as an independent advisor to assist the committee in determining and evaluating executive and director compensation. Matthews, Young reports directly to the committee and assists in the consideration of stock grants awarded under the Equity Plan. Matthews, Young periodically consults with the committee or its designee without management present. In addition, Matthews, Young continues to provide the committee with information on marketplace executive and director compensation trends, effective policy and practices and updates on regulatory and compliance issues related to executive and director compensation.

Overview, Philosophy and Objectives of Executive Compensation

The following discussion of the philosophy and objectives of executive compensation refers to the basic principles endorsed by the Independent Directors Committee in its charter and generally reflects the philosophy underlying the employment agreements of the named executive officers.

Under the Independent Directors Committee’s charter, the committee has the authority described above in the Corporate Governance – Committees of the Board of Directors – Independent Directors Committee section regarding compensation for the named executive officers and our directors. The objectives of the committee with respect to the compensation of our named executive officers are to encourage achievement of our long-range objectives by relating compensation to achievement of internal strategic objectives, to attract and retain talented and dedicated executives through a level of compensation that is competitive within the financial services industry and to promote a direct relationship between compensation and our performance by facilitating equity ownership.

In 2014, we compensated our named executive officers primarily through a combination of base salary, incentive cash payments and grants of restricted stock under the Equity Plan. The Independent Directors Committee determined base salary and incentive payments for (a) our executive officers, other than Mr. Callicutt, in accordance with their employment agreements and (b) Mr. Callicutt (who does not have an employment agreement) in accordance with the terms of his offer letter.

During 2013, the Independent Directors Committee, with the assistance of Matthews, Young, developed data from large samples of comparably-sized SEC-reporting organizations to consider in connection with administering the Equity Plan. This data was relied upon by the committee in administering equity grants to our named executive officers in 2014.

Base Salary

Our Independent Directors Committee intends for the base salary of our named executive officers to provide a base level of pay for the services they provide that is competitive within the financial services industry for comparable financial institutions. We believe that the fixed annual base salaries of the named executive officers help us retain qualified executives and provide a measure of income stability to the executives, which allows them to stay focused on our business. The "Summary Compensation Table for 2014" below reflects the base salary paid to each of our named executive officers for 2014, 2013 and 2012.

The initial base salary of each of Mr. Evans, Mr. Speight and Mr. Childers was determined before the consummation of our July 24, 2009 private offering and change in control transaction. Each executive’s base salary was based, in part, on the executive officer’s banking experience, management’s consultation with State Bank’s placement agent for the private offering and discussions with potential investors. On July 24, 2009, State Bank’s full board of directors formally approved these executives’ employment agreements, which set their base salaries. State Bank hired Mr. Doughty in October 2009, and his base salary was determined by State Bank to be consistent with the base salaries of Mr. Speight and Mr. Childers.

Mr. Evans, Mr. Speight, Mr. Childers and Mr. Doughty determined the initial base salary of Mr. Callicutt in connection with his initial offer letter in 2011. In doing so, they took into account current market conditions, Mr. Callicutt’s experience and abilities, the needs of the Company and their views on the level of compensation that was required for the offer to be competitive with the level of compensation of chief financial officers in other similar institutions.

Mr. Wiley commenced his employment with the Company and State Bank in January 2013, and the terms of his compensation were the product of negotiation between Mr. Wiley and State Bank and subject to approval of the Independent Directors Committee and State Bank’s full board of directors, which determined his initial base salary of $350,000 to be consistent with the base salaries of Mr. Speight, Mr. Childers and Mr. Doughty.

The minimum base compensation for our named executive officers was and is intended to allow us to maintain the continuity and focus of our management team. For 2014, the executive employment agreement of each of Mr. Evans,

Mr. Childers, Mr. Speight, Mr. Doughty and Mr. Wiley, as amended, also provided that each officer’s base salary may be increased based on our performance and our compliance with regulatory standards, as determined by the Independent Directors Committee.

The Independent Directors Committee reviews the base salaries of our named executive officers annually to ensure that our named executive officers are fairly compensated. Based on this review, the Independent Directors Committee determined that for 2014 the base salaries of Mr. Evans, Mr. Speight, Mr. Childers and Mr. Doughty would remain unchanged from their respective base salaries set as of October 1, 2013. Effective October 1, 2013, the Independent Directors Committee approved a $10,000 increase in the annual base salary of each of Mr. Evans, Mr. Childers, Mr. Doughty, Mr. Speight and Mr. Wiley. This increase was intended to provide additional base salary to these executives in lieu of the Company providing reimbursements for automobile-related expenses, such as fuel and maintenance. In addition, also effective October 1, 2013, the Independent Directors Committee approved an additional $50,000 increase in the annual base salary of each of Mr. Evans, Mr. Speight and Mr. Wiley. This increase was intended to cover certain expenses incurred by these executives that are an integral part of their executive leadership positions and that relate to their visibility in, and support for, our communities and markets. While these increases in base salary were intended to provide funds to replace reimbursements for certain expenses, each executive is entitled to spend the increase in base salary at his sole discretion. For 2014, the Independent Directors Committee determined that Mr. Callicutt’s base salary would remain unchanged from 2013.

Annual Incentive Payments

Annual cash incentive compensation is an integral component of our total compensation program that links and reinforces executive decision-making and performance with our annual strategic objectives. We use this component to focus management on our most important near-term priorities-financial, operating, compliance, safety and soundness-that support our overall strategy and build shareholder value.

In February 2014, the Independent Directors Committee approved the Executive Officer Annual Cash Incentive Plan (the “Incentive Plan”). The purpose of the Incentive Plan was to allow participants, including our named executive officers, to earn incentive compensation that was tied to performance measured against specific pre-set objectives. The Incentive Plan was substantially similar to the annual cash incentive plans adopted by the Independent Directors Committee in 2012 and 2013, which were developed with the assistance of Matthews, Young.

Under the Incentive Plan, as soon as practicable at the beginning of each fiscal year, the Independent Directors Committee (in consultation with our Chief Executive Officer) will select key performance objectives from the following items, which will be used to determine the actual incentive cash payment to be awarded to our executive officers upon the achievement of the following objectives:

•	various measures of earnings;

•	rates of return (including balance-sheet returns on assets, equity and market returns);

•	balance sheet growth (including loans and deposits);

•	efficient management of assets, liabilities and expenses;

•	asset and credit quality;

•	regulatory relations and compliance;

•	key balance sheet and income statement ratios;

•	market share and growth in served markets; and

•	collection, recovery, charge-off and bankruptcy activity.

The Independent Directors Committee may also consider more subjective performance objectives, such as customer satisfaction, employee management and development, evaluation of merger and acquisition activities, adherence to policies and procedures and the maintenance of high ethical standards. Each year the Independent Directors Committee (with input from executive management) establishes a threshold performance level, target performance level and weight (stated as a percentage) for each selected performance objective. A positive weight would indicate the maximum percent of the incentive cash payment that could be earned for achieving the objective, while the assignment of a negative weight would allow the Independent Directors Committee to deduct a portion of the incentive cash payment for substandard results. The Incentive Plan is administered by the Independent Directors Committee, which has plenary authority, among other things, to designate participants, determine the potential incentive of each participant, determine objectives, weights, targets and thresholds under the plan, determine actual funded and earned incentives, interpret the plan and amend, rescind or terminate the plan.

For 2014, the Independent Directors Committee determined that the annual potential incentive cash payment for each of our named executive officers under the Incentive Plan would be based on a percentage of the named executive officer’s annual base salary as of July 2013, prior to the increases in base salary that became effective in October 2013, as follows: 50% for Mr. Evans, Mr. Childers, Mr. Speight, Mr. Doughty and Mr. Wiley (which was consistent with their employment agreements), and 40% for Mr. Callicutt (which was consistent with his offer letter). The committee determined that, because the aggregate increase in the annual base salary of $60,000 for each of Mr. Evans, Mr. Speight and Mr. Wiley (effective October 2013), and the increase in annual base salary of $10,000 for each of Mr. Childers and Mr. Doughty (also effective October 2013), was intended to provide additional base salary to these executives in lieu of the Company providing certain expense reimbursements, the potential incentive cash payment for each of these executive officers would continue to be based on a percentage of each executive officer’s base salary as of July 2013, prior to the increases.

The Independent Directors Committee selected the following five performance objectives to determine actual incentive awards under the Incentive Plan for the year ended December 31, 2014:

•
adjusted revenue defined as the pre-provision net revenue, excluding (i) accretion income on loans covered by loss share agreements with the FDIC, (ii) accretion income or amortization expense, as applicable, on the FDIC receivable (the indemnification asset associated with our FDIC loss share agreements) and (iii) gains and losses from the sale of assets, including securities;

•
adjusted expense defined as noninterest expense, excluding net cost of operations of other real estate owned and collections of loans, one time severance accruals, executive officer incentive accruals and any merger related costs;

•	fourth quarter core deposit growth in average demand deposits compared to the fourth quarter of 2013;

•	four asset quality measures related to our noncovered assets (loans/assets not covered by loss share agreements with the FDIC); and

•	fourth quarter growth of our noncovered loan portfolio as compared to the fourth quarter of 2013.

These performance objectives were determined by the committee to encompass critical aspects of financial performance and sound management of asset quality. The committee measured each named executive officer on the same objectives and assigned a weight to each objective, indicating their relative importance and impact on potential incentive earnings, with all weights summing to 100%. The committee weighted the adjusted revenue objective at 20%, the adjusted expense objective at 20%, the core deposit growth objective at 25%, the four asset quality objectives at 5% each (for an aggregate of 20%) and the growth of our noncovered loan portfolio at 15%.

The committee established a target performance level and threshold performance level for each objective. For each objective, the target performance level was the same as the threshold performance level. As a result, for each objective, below-threshold results earned no incentive cash payment and at or above-target results earned the maximum incentive. The committee measured performance against each objective on a stand-alone basis, such that above-target results on one objective would not offset below-target results on other objectives. Achieving or exceeding the target performance level on all objectives, plus no deduction by the Independent Directors Committee based on its review of other factors determined by the committee, as described below, in its plenary authority and discretion, was necessary to earn the full incentive cash payment available to the named executive officers. For an explanation of the details of the positive performance targets for each objective, see "Awards under the 2014 Executive Officer Annual Cash Incentive Plan" under the "Grants of Plan-Based Awards in Fiscal Year 2014 - Awards" below.

For 2014, the Independent Directors Committee also included certain “takeaway” objectives to add balance and additional emphasis on more subjective performance factors, including, but not limited to, mergers and acquisitions activities, customer satisfaction, regulatory relations, employee management and development, adherence to policies and procedures, and maintenance of the highest ethical standards. The committee assigned the subjective considerations a negative percentage weight of up to 100%, having the effect of allowing the committee to reduce or eliminate the incentives earned if the Company or State Bank failed to meet certain performance expectations regarding the considered subjective performance factors. Based on its consideration of the subjective performance objectives, the Independent Directors Committee determined that no reduction in incentives earned for performance against objectives was warranted.

The Independent Directors Committee will continue to annually review its annual cash incentive plans and award measurement methods and update the Incentive Plan as warranted to maintain the effectiveness of the plan as a key performance-based component of our overall executive compensation program. The committee expects that these measurements and thresholds will continue to evolve based on market conditions, new regulations and the regulatory review process.

Long-Term Incentive Program

Our compensation philosophy strongly embraces the concept that management works in the best interests of shareholders when management also has an ownership stake in the Company. We have used the equity grant alternatives in our Equity Plan to support this philosophy, specifically, implementing equity-based incentives to:

•	encourage management to continue in the long-term service of the Company;

•	give management a more direct interest in the future success of the operations of the Company;

•	attract outstanding individuals for leadership positions; and

•	retain and motivate those individuals.

In addition, the Independent Directors Committee has taken and, with respect to Mr. Evans, Mr. Childers, Mr. Speight and Mr. Wiley, will continue to take into account, that each of Mr. Evans, Mr. Childers, Mr. Speight, Mr. Doughty and Mr. Wiley currently owns shares, or with respect to Mr. Doughty, indirectly holds shares through a trust for the benefit of his wife and children, of our common stock with a value of more than five times his annual salary. The equity ownership of these executive officers both aligns their interests with our shareholders and gives them ample exposure to equity performance risk. We do not have a policy regarding how we determine the timing of stock-based compensation.

In 2014, the Independent Directors Committee granted restricted stock to our named executive officers pursuant to the Equity Plan. The "Grants of Plan-Based Awards in Fiscal Year 2014" table reflects the equity grants to each of our named executive officers for the year ended December 31, 2014. In making these grants, the Independent Directors Committee considered in particular the need to retain the services of our named executive officers who have responsibility for significant parts of the Company and who would be difficult to replace if they left the Company. The Independent Directors Committee determined that the grants made to each of our named executive officers were consistent with the compensation philosophy described above.

Other Executive Benefits

Perquisites. The total value of all perquisites provided to our named executive officers in 2014 was less than $10,000 per officer, except with respect to Mr. Speight.

Mr. Speight received $24,780 in perquisites that consisted of reimbursement of housing expenses in Atlanta and cell phone charges. The Independent Directors Committee believes that this reimbursement is appropriate, given that we have a significant market presence in both metropolitan Atlanta and Middle Georgia and that our Chief Executive Officer and our board of directors expect Mr. Speight, who resides in Middle Georgia, to maintain a significant personal presence in each market.

In general, aside from these perquisites, an element of our compensation philosophy is to pay a competitive annual base salary and reward the achievement of our financial objectives through an annual incentive award, which allows our named executive officers to spend their income at their discretion.

Benefit Plans. Our named executive officers are eligible to participate in our company-provided benefit plans and programs, including medical, life and disability plans, on the same basis as other salaried, full-time employees. Each of our named executive officers also participates in our 401(k) Plan.

Other Policies

Stock Ownership Requirements. We do not have any stock ownership requirements or guidelines for our named executive officers. As previously noted, each of Mr. Evans, Mr. Childers, Mr. Speight, Mr. Doughty and Mr. Wiley currently owns shares, or with respect to Mr. Doughty, indirectly holds shares through a trust for the benefit of his wife and children, of our common stock with a value of more than five times his annual salary.

Hedging Policy. Our named executive officers (and all of our employees, including our officers) are prohibited from hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that would allow them to lock in much of the value of their stock holdings.

Policy Regarding Recovery or Recoupment of Awards or Payments. We intend to adopt a recoupment policy, which will include provisions to comply with the “clawback” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, after the SEC issues the applicable rules. Our restricted stock agreements with our named executive officers provide that the shares of restricted stock granted to the named executive officer are conditioned on the named executive officer’s forfeiting, waiving or repaying to the Company any amount or shares as may be required in compliance with Section 304 of the Sarbanes-Oxley Act, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the Company’s clawback compliance policy as in effect from time to time and as directed by the Independent Directors Committee.  Similarly, the Incentive Plan provides that State Bank will comply with the incentive clawback requirements under applicable laws, rules and regulations, including the Dodd Frank Wall Street Reform and Consumer Protection Act. The Incentive Plan further includes clawback provisions requiring repayment of any award to the extent any payment made is later determined to have been based on financial results that are subsequently the subject of restatement to correct an accounting error due to material noncompliance with any financial reporting requirement, if such restatement is identified within three years after the date of the first public issuance or filings of the financial results subsequently restated, and a lower payment or award would have been made based on the restated financial results.

Tax Treatment

We generally receive a tax deduction for payments to named executive officers under our annual and long-term incentive plans. Section 162(m) of the Internal Revenue Code limits the income tax deduction that we may take for compensation paid to our Chief Executive Officer and the other named executive officers. The limit is $1 million per executive per year. Performance-based compensation, however, is excluded from the limitation. All compensation of named executive officers in 2014 is fully tax deductible by the Company. The Independent Directors Committee intends that the annual incentive awards will be deductible by the Company, but the Independent Directors Committee may elect to provide non-deductible compensation.

Effect of 2014 Shareholder Advisory Vote to Approve Compensation of Named Executive Officers

The SEC rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act require us to give shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. In May 2014, we held our fourth shareholder advisory vote on our named executive officer compensation, and approximately 87% of votes cast were for approval of our named executive officer compensation. We have considered and appreciate this strong supporting vote by our shareholders, although we have not taken any specific action in response.

Summary of Executive Compensation

The following table shows the compensation we paid to our named executive officers for the years ended December 31, 2014, 2013 and 2012.

Summary Compensation Table for 2014

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Joseph W. Evans	2014	460,000	—	149,220	200,000(6)	21,735	830,955
Chief Executive Officer/	2013	415,000	—	203,375	190,000	35,203	843,578
Chairman	2012	400,000	—	83,130	160,000	18,700	661,830
Thomas L. Callicutt, Jr.	2014	300,000	—	116,060	120,000(6)	15,712	551,772
Senior Advisor (former Chief	2013	300,000	—	97,260	114,000	14,557	525,817
Financial Officer)	2012	300,000	—	83,130	102,000	4,320	489,450
J. Daniel Speight, Jr.	2014	410,000	—	116,060	175,000(6)	43,496	744,556
General Counsel/Vice Chairman	2013	365,000	—	177,961	166,250	51,046	760,257
(former Chief Operating Officer)	2012	350,000	—	83,130	148,750	51,906	633,786
Kim M. Childers	2014	360,000	—	116,060	175,000(6)	18,576	669,636
Chief Risk Officer/	2013	352,500	—	177,961	166,250	16,978	713,689
Vice Chairman	2012	350,000	—	83,130	148,750	13,343	595,223
Stephen W. Doughty	2014	360,000	—	116,060	175,000(6)	20,156	671,216
Senior Advisor (former Corporate	2013	352,500	—	177,961	166,250	18,398	715,109
Development Officer)	2012	350,000	—	83,130	148,750	13,446	595,326
J. Thomas Wiley, Jr.(5)	2014	410,000	—	116,060	175,000(6)	14,460	715,520
President/Vice Chairman	2013	365,000	—	97,260	166,250	13,230	641,740

(1)	Reflects current principal positions and, where applicable, notes former positions held by each named executive officer during the year ended December 31, 2014.

(2)
See "Terms of Restricted Stock Grants" below for a description of the terms of the grants of restricted stock shown in the Stock Awards column. The amounts in the Stock Awards column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of awards can be found in Note 17 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(3)
See "Awards under the 2014 Executive Officer Annual Cash Incentive Plan" below for a description of the Incentive Plan and how the Independent Directors Committee awarded the incentive cash payments under the Incentive Plan.

(4)	Amounts in this column include the following for 2014 for the named executive officers:

•	Mr. Evans: 401(k) matching contributions of $13,000, cash dividends related to restricted stock grants of $4,235 and life insurance premiums of $4,500;

•	Mr. Callicutt: 401(k) matching contributions of $13,000 and cash dividends related to restricted stock grants of $2,712;

•
Mr. Speight: 401(k) matching contributions of $13,000, cash dividends related to restricted stock grants of $3,596, aggregate perquisites of $24,780 related to reimbursements of housing expenses in Atlanta and cell phone charges and life insurance premiums of $2,120;

•	Mr. Childers: 401(k) matching contributions of $13,000, life insurance premiums of $1,980 and cash dividends related to restricted stock grants of $3,596;

•	Mr. Doughty: 401(k) matching contributions of $13,000, cash dividends related to restricted stock grants of $3,596 and life insurance premiums of $3,560; and

•	Mr. Wiley: 401(k) matching contributions of $13,000 and cash dividends related to restricted stock grants of $1,460.

The life insurance premiums paid for Mr. Evans, Mr. Speight, Mr. Childers and Mr. Doughty were pursuant to a split-dollar life insurance agreement entered into between the Company and the executive officer on December 1, 2012 as described below under “Life Insurance Benefits.”

(5)	Mr. Wiley became our President and Vice Chairman effective January 1, 2013.

(6)
For 2014, the Independent Directors Committee awarded 100% of the maximum potential cash incentive payment under the Incentive Plan to each of our named executive officers, as the Company exceeded all of the performance targets for each objective selected by the committee under the plan. However, each of our named executive officers voluntarily forfeited 5% of the awarded incentive payment, totaling $10,000 for Mr. Evans, $6,000 for Mr. Callicutt and $8,750 for each of Mr. Speight, Mr. Childers and Mr. Doughty, to allow such funds to be used to award incentive payments and bonuses to certain other of our employees. The amounts shown in the Non-Equity Incentive Plan column of the "Summary Compensation Table for 2014" reflects the full amount of the cash incentive payment awarded by the Independent Directors Committee to each of our named executive officer before the 5% forfeiture.

Grants of Plan-Based Awards in Fiscal Year 2014

The following table provides a summary regarding plan-based awards granted to the named executive officers in 2014. Except for restricted stock grants and incentive cash payments, we granted no plan-based awards to our named executive officers in 2014.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
		Target ($)(3)

Joseph W. Evans	07/29/2014	200,000	9,000	149,220
Thomas L. Callicutt, Jr.	07/29/2014	120,000	7,000	116,060
J. Daniel Speight, Jr.	07/29/2014	175,000	7,000	116,060
Kim M. Childers	07/29/2014	175,000	7,000	116,060
Stephen W. Doughty	07/29/2014	175,000	7,000	116,060
J. Thomas Wiley, Jr.	07/29/2014	175,000	7,000	116,060

(1)
The grants of restricted stock shown in this column were made under the Equity Plan. See "Terms of Restricted Stock Grants" below for a description of the terms of the grants of restricted stock shown in this table.

(2)
The amounts in this column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of awards can be found in Note 17 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(3)
There is no minimum threshold amount for incentive cash payments, nor is there a maximum amount above the target amount for incentive cash payments. Once a performance target is satisfied with respect to a particular objective (as they were for all objectives in 2014), the named executive officer is eligible to receive 100% of the potential incentive with respect to that objective up to its assigned weight. See "Awards under the 2014 Executive Officer Annual Cash Incentive Plan" below for a description of the Incentive Plan and how the Independent Directors Committee awarded the incentive cash payments under the Incentive Plan.

Terms of Restricted Stock Grants. All of the grants of restricted stock listed in the above table vest on July 29, 2019, provided that (a) the respective named executive officer remains in our employment through that date, (b) vesting will be accelerated upon the named executive officer’s death or disability or upon a change in control of the Company as defined in the Equity Plan, and (c) if the named executive officer retires, these shares will vest six months following such retirement. The named executive officers are eligible to receive dividends and other distributions declared by the Company on the restricted stock. As described below in “Mr. Callicutt’s Offer Letter and Amendment" and "Amended and Restated Employment Agreement for Mr. Doughty,” Mr. Doughty will retire on June 30, 2016, and Mr. Callicutt will retire on September 30, 2015. Upon their respective retirement dates, their unvested shares of restricted stock will vest six months following such retirement.

Awards under the 2014 Executive Officer Annual Cash Incentive Plan. All of the non-equity incentive plan awards shown in the above tables were made under the Incentive Plan. We paid incentive cash payments in March 2015 for performance by our named executive officers in 2014 under the Incentive Plan that the Independent Directors Committee adopted in February 2014. The Independent Directors Committee selected certain performance objectives from those set forth in the Incentive Plan to determine actual incentive awards for the year ended December 31, 2014. Because the named executive officers exceeded all of the performance targets for each objective selected by the Independent Directors Committee, the committee awarded 100% of the maximum potential incentive cash payments in the following amounts: $200,000 for Mr. Evans, $175,000 for each of Mr. Childers, Mr. Doughty, Mr. Speight and Mr. Wiley, and $120,000 for Mr. Callicutt. However, each of our named executive officers voluntarily forfeited 5% of the awarded incentive payment, totaling $10,000 for Mr. Evans, $6,000 for Mr. Callicutt and $8,750 for each of Mr. Speight, Mr. Childers and Mr. Doughty, to allow such funds to be used to award incentive payments and bonuses to certain other of our employees.

As shown in the following "Positive Performance Targets" table, the Independent Directors Committee established a target performance level and threshold performance level for each objective selected under the Incentive Plan. For each objective, below-target results earned no incentive and at or above-target results earned the maximum incentive. Once a target is satisfied, the officer is eligible to receive 100% of the potential incentive with respect to that objective up to its assigned weight, subject to the committee’s discretion to assign a negative percentage weight based on its review of certain subjective performance factors selected by the committee under the Incentive Plan. The committee measured performance against each objective on a stand-alone basis, such that above-target results on one objective would not offset below-target results for other objectives. Achieving or exceeding the target performance level on all objectives, with no deduction by the committee based on its review of the selected subjective performance factors as described below, was necessary to earn the full incentive available to participants. Pursuant to the express terms of the Incentive Plan, the committee has plenary authority in its discretion, among other things, to determine the actual funded and earned incentives.

Positive Performance Targets

Objective	Assigned Weight	Target Performance and Threshold Performance	Actual Company Result(1)	Incentive Weight Achieved

Achieve Adjusted Revenue(2)	20.0%	$74,000,000	$80,792,000	20.0%
Achieve Adjusted Expense(3)	20.0%	$102,000,000	$87,976,000	20.0%
Grow Fourth Quarter Average Demand Deposits(4)	25.0%	$517,580,000	$529,091,000	25.0%
Asset Quality (Noncovered Assets)(5):
Classified Assets as a Percent of Total Assets at or Below 4.0%(6)(7)	5.0%	< 4.0%	.27%	5.0%
Average Nonperforming Assets as a Percent of Total Assets at or Below .50%(6)(8)	5.0%	< .50%	.12%	5.0%
Average Past Due Loans > 30 Days as a Percent of Total Loans at or Below 1%(9)(10)	5.0%	< 1.0%	.13%	5.0%
Net Charge-offs at or Below .25%(11)(12)	5.0%	< .25%	.08%	5.0%
Grow Noncovered Loan Portfolio Balance(5)(13)	15.0%	$1,259,116,000	$1,343,388,000(14)	15.0%

(1)	The amounts shown in this column are derived from our audited financial statements for 2014 and exclude the effect of mergers and acquisitions.

(2)
The target amount is defined as the pre-provision net revenue, excluding (i) accretion income on loans covered by loss share agreements with the FDIC, (ii) accretion income or amortization expense, as applicable on the FDIC receivable (the indemnification asset associated with our FDIC loss share agreements) and (iii) gains and losses from the sale of assets, including securities.

(3)
The target amount is defined as total noninterest expense, excluding net cost of operations of other real estate owned and collections of loans, one time severance accruals, executive officer incentive accruals and any merger related costs.

(4)	The target amount represents growth in fourth quarter 2014 average demand deposits by 20% over fourth quarter 2013.

(5)
Noncovered assets means loans and assets not accounted for under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Subtopic 310.30, "Loans and Debt Securities Acquired with Deteriorated Credit Quality" and other real estate owned resulting from loans originated by State Bank following the July 2009 change in control transaction.

(6)
The target amount is based on the average quarterly results as determined by dividing the sum of each quarter-end's classified assets or nonperforming assets, as applicable, as a percent of total assets, by four.

(7)
Classified assets include assets listed as substandard, doubtful or loss. Classified assets and total assets do not include loans and other real estate owned that are covered by loss share agreements with the FDIC.

(8)	Nonperforming assets and total assets do not include loans and other real estate owned that are covered by loss share agreements with the FDIC.

(9)	Past due loans and total loans do not include loans that are covered by loss share agreements with the FDIC.

(10)	The target amount is based on the average quarterly results as determined by dividing the sum of each quarter-end's loans past due for greater than 30 days, as a percent of total loans, by four.

(11)
Charge-offs do not include loans or other real estate owned that are covered by loss share agreements with the FDIC or loans originated by legacy State Bank and Trust Company, Pinehurst, prior to July 24, 2009.

(12)	The target amount is determined based on the 2014 year-end balance of charge-offs.

(13)	The target amount represents growth in fourth quarter 2014 average noncovered loan growth by 10% over fourth quarter 2013.

(14)	This amount includes $23.8 million in loans purchased from the FDIC in connection with the closure of Eastside Commercial Bank, which are not covered by loss share agreements with the FDIC.

In addition, for 2014, the Independent Directors Committee included certain “takeaway” objectives under the Incentive Plan to add balance and additional emphasis on more subjective performance factors, including, but not limited to, mergers and acquisitions activities, customer satisfaction, regulatory relations, employee management and development, adherence to policies and procedures, and maintenance of the highest ethical standards. The committee assigned the subjective performance factors a negative percentage weight of up to 100%, having the effect of reducing the incentives earned if the Company failed to meet certain performance expectations of the committee regarding the considered subjective performance factors.

As shown in the "Positive Performance Targets" table above, actual results surpassed the target level for every objective. The Independent Directors Committee further determined, after considering the subjective performance factors, that no reduction in incentive earned for performance against objectives was warranted. The Independent Directors Committee in its plenary authority and in its discretion, after consideration of all factors, awarded the incentive cash payments as described above.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides a summary of equity awards outstanding as of December 31, 2014 for the named executive officers.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Joseph W. Evans	26,600(1)	531,468
Thomas L. Callicutt, Jr.	18,100(2)	361,638
J. Daniel Speight, Jr.	23,038(3)	460,299
Kim M. Childers	23,038(3)	460,299
Stephen W. Doughty	23,038(3)	460,299
J. Thomas Wiley, Jr.	13,000(4)	259,740

(1)
Represents unvested restricted stock granted to Mr. Evans of which 5,100 shares vest on September 20, 2017, 12,500 vest on July 24, 2018 and 9,000 shares vest on July 29, 2019, provided that (a) Mr. Evans remains in our employment through that date, (b) vesting will be accelerated upon Mr. Evans’s death or disability or upon a change in control of the Company as defined in the Equity Plan, and (c) if Mr. Evans retires, these shares will vest six months following his retirement.

(2)
Represents unvested restricted stock granted to Mr. Callicutt of which 5,100 shares vest on September 20, 2017, 6,000 shares vest on July 24, 2018 and 7,000 shares vest on July 29, 2019, provided that (a) Mr. Callicutt remains in our employment through that date, (b) vesting will be accelerated upon Mr. Callicutt’s death or disability or upon a change in control of the Company as defined in the Equity Plan and (c) if Mr. Callicutt retires, these shares will vest six months following his retirement. Under the terms of Mr. Callicutt's amended offer letter, we anticipate that he will retire effective September 30, 2015 and that all of his unvested shares of restricted stock will vest six months following his retirement.

(3)
Represents unvested restricted stock granted to each of Mr. Speight, Mr. Childers and Mr. Doughty of which 5,100 shares vest on September 20, 2017, 10,938 shares vest on July 24, 2018 and 7,000 shares vest on July 29, 2019, provided that (a) the respective executive officer remains in our employment through that date, (b) vesting will be accelerated upon the executive officer’s death or disability or upon a change in control of the Company as defined in the Equity Plan and (c) if the executive officer retires, these shares will vest six months following such retirement. Under the terms of Mr. Doughty's amended and restated employment agreement, we anticipate that he will retire effective June 30, 2016 and that all of his unvested shares of restricted stock will vest six months following his retirement.

(4)
Represents unvested restricted stock granted to Mr. Wiley of which 6,000 shares vest on July 24, 2018 and 7,000 shares vest on July 29, 2019, provided that (a) Mr. Wiley remains in our employment through that date, (b) vesting will be accelerated upon Mr. Wiley’s death or disability or upon a change in control of the Company as defined in the Equity Plan and (c) if Mr. Wiley retires, these shares will vest six months following his retirement.

Option Exercises and Stock Vested in 2014

The following table provides certain information with respect to restricted stock awards held by our named executive officers that vested during 2014. As of December 31, 2014, we had not issued any stock options to our named executive officers.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph W. Evans	12,500	212,000(1)
Thomas L. Callicutt, Jr.	6,955	115,175(2)
Kim M. Childers	9,000	152,640(1)
Stephen W. Doughty	9,000	152,640(1)
J. Daniel Speight, Jr.	9,000	152,640(1)
________________

(1)	The value is determined based on the closing market price of a share of our common stock on the date immediately following the vesting date, as the market was closed on the vesting date.

(2)	The value is determined based on the closing market price of a share of our common stock on the vesting date.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	28,918	$14.37	2,502,963
Equity compensation plans not approved by security holders	—	—	—
Total	28,918	$14.37	2,502,963

(1)	Consists solely of awards granted under our Equity Plan.

Employment Agreements

Employment Agreements in Effect for 2014 for the Named Executive Officers, other than Mr. Callicutt

As described above, on July 24, 2009, State Bank entered into employment agreements with Mr. Evans to serve as Chief Executive Officer and Chairman, Mr. Speight to serve as Chief Financial Officer, Chief Operating Officer and Vice Chairman and Mr. Childers to serve as President, Chief Credit Officer and Vice Chairman. These employment agreements, as amended, were in effect for the year ended 2014. Each employment agreement provides for a term of three years that automatically renews each day after the effective date so that the term remains a three-year term until either party notifies the other that the automatic renewals should discontinue. Each employment agreement provides for an annual base salary that is to be reviewed at least annually by the board of directors of State Bank and the board may increase each officer’s base salary based on our performance and our compliance with regulatory standards. Under their respective employment agreements, the annual base salaries were initially set at $400,000 for Mr. Evans and $350,000 for each of Mr. Speight and Mr. Childers. Effective October 1, 2013, the Independent Directors Committee approved an aggregate increase of $60,000 in annual base salary for each of Mr. Evans and Mr. Speight, and an increase of $10,000 in annual base salary for Mr. Childers, each as described above. Each employment agreement also provides that the executive officer is eligible to receive an annual incentive payment of up to 50% of his respective annual base salary, as well as stock options and other benefits as they are made available for senior executives of State Bank. These benefits include business and professional association reimbursements and paid vacation.

State Bank hired Mr. Doughty in October 2009 to serve as Executive Risk Officer. The board of directors approved Mr. Doughty’s employment agreement on substantially the same terms and conditions as the employment agreements of Mr. Evans, Mr. Speight and Mr. Childers, as amended, subject to required regulatory review and non-objection. Mr. Doughty and State Bank formally entered into an employment agreement on July 19, 2010. Mr. Doughty’s annual base salary as determined under the employment agreement was initially $350,000. Effective October 1, 2013, the Independent Directors Committee approved a $10,000 increase in Mr. Doughty’s annual base salary, as described above. Mr. Doughty is also eligible to receive an annual incentive payment of up to 50% of his annual base salary, as well as stock options and other benefits made available for senior executives of State Bank.

In December 2010, State Bank entered into additional amendments to the employment agreements of Mr. Evans, Mr. Speight, Mr. Childers and Mr. Doughty to revise the definition of “change in control,” in light of our holding company reorganization and to clarify that the reorganization did not constitute a “change in control” event. These amendments were subject to regulatory non-objection from the FDIC, which we received on December 2, 2010. Each of the four executive officers and State Bank executed the amendments effective as of December 2, 2010.

On March 8, 2011, upon the appointment of a new Chief Financial Officer, Mr. Speight resigned as Chief Financial Officer of the Company and State Bank. Mr. Speight continued to serve as Vice Chairman and Chief Operating Officer of the Company and State Bank. In connection with Mr. Speight’s resignation, Mr. Speight and State Bank amended his employment agreement, effective March 8, 2011, to delete the provisions in the employment agreement that reference Mr. Speight’s duties or responsibilities as Chief Financial Officer of State Bank. Mr. Speight continued to serve as Vice Chairman and Chief Operating Officer under the terms of his employment agreement, as amended, through 2014, when he was appointed to serve as the Company’s General Counsel (as described below).

On January 1, 2013, State Bank entered into an employment agreement with Mr. Wiley to serve as President. The board of directors approved Mr. Wiley’s employment agreement on substantially the same terms and conditions as the employment agreements of Mr. Evans, Mr. Speight, Mr. Childers and Mr. Doughty, as amended. Mr. Wiley’s annual base salary as determined under the employment agreement was initially $350,000. Effective October 1, 2013, the Independent Directors Committee approved a $60,000 increase in Mr. Wiley’s annual base salary, as described above. Mr. Wiley is also eligible to receive an annual incentive payment of up to 50% of his annual base salary, as well as stock options and other benefits made available for senior executives of State Bank.

Upon State Bank’s appointment of Mr. Wiley as President effective January 1, 2013, Mr. Childers resigned as President of the Company and State Bank. Mr. Childers continued to serve as Vice Chairman and Executive Risk Officer of the Company and State Bank. On March 15, 2013, Mr. Childers and State Bank amended his employment agreement dated July 24, 2009, as amended, to delete the provisions in his employment agreement that reference Mr. Childers’ duties or responsibilities to serve as President and Chief Credit Officer of the Bank and to include his position as Executive Risk Officer. Mr. Childers continued to serve as Vice Chairman and Executive Risk Officer of the Company and State Bank through 2014.

On January 1, 2013, Mr. Doughty resigned as Executive Risk Officer and Executive Banking Officer and was appointed to serve as Corporate Development Officer of the Company and State Bank. On March 15, 2013, Mr. Doughty and State Bank amended his employment agreement dated July 19, 2010, as amended, to delete the provisions in his employment agreement that reference Mr. Doughty’s duties or responsibilities to serve as Executive Risk Officer and Executive Banking Officer of State Bank and to include his position as Corporate Development Officer.

Each of the employment agreements provides for payments upon termination of employment, including in connection with a change in control, as described below. Each employment agreement also requires the executive officer to keep confidential bank information and trade secrets during employment and for 12 months following termination of the employment agreement. In addition, each executive officer is subject to provisions for non-competition and non-solicitation of customers and employees, as described below. Controversies or claims related to the employment agreements will be settled by binding arbitration, with State Bank paying the fees and expenses of the arbitration proceeding. If litigation to enforce an arbitration award is brought, State Bank will advance to the executive officer reasonable fees, costs and expenses and the executive officer will reimburse the advances within 60 days of the final disposition of the matter, unless the arbitrators or court has ruled in favor of the executive officer on the merits of the substantive issues in dispute.

Mr. Callicutt’s Offer Letter and Amendment

Mr. Callicutt was hired in August 2011 to serve as the Chief Financial Officer for the Company and State Bank and was officially appointed to that position by the board of directors as of September 30, 2011. Mr. Callicutt was employed pursuant to the terms of an offer letter by and between Mr. Callicutt and State Bank dated May 18, 2011. According to the terms of the offer letter, Mr. Callicutt’s annual base salary was set at $300,000. Mr. Callicutt was eligible to receive an annual incentive payment of up to 40% of his base salary, participate in the Equity Plan and receive other benefits as they were made available for senior executives of State Bank. These benefits included normal employee insurance benefits, 401(k) participation on the same terms as other employees of State Bank, business and professional association reimbursements and paid vacation. In 2011, Mr. Callicutt received a signing bonus of $25,000 and a grant of restricted stock equal to $100,000, with a vesting period of three years.

On October 14, 2014, Mr. Callicutt announced his resignation as Chief Financial Officer of the Company and State Bank, effective January 1, 2015. On December 31, 2014, Mr. Callicutt and State Bank entered into an amendment to his offer letter dated May 18, 2011 to provide that, effective January 1, 2015, Mr. Callicutt will serve in a nonexecutive role as Senior Advisor to State Bank and the Company until his retirement on September 30, 2015.

Amended and Restated Employment Agreement for Mr. Doughty

On December 31, 2014, as a result of Mr. Doughty’s resignation as Corporate Development Officer, State Bank, the Company and Mr. Doughty entered into an amended and restated employment agreement to provide that, effective January 1, 2015, Mr. Doughty would serve in a nonexecutive role as Senior Advisor to State Bank until his retirement on June 30, 2016, unless earlier terminated pursuant to the terms of the employment agreement. The amended and restated employment agreement provides for a base salary of $12,000 per month, and revised severance and noncompete provisions reflecting his new role with State Bank as described below under “Potential Payments Upon Termination or Change in Control.”

Amended and Restated Employment Agreements for Mr. Evans, Mr. Childers, Mr. Speight and Mr. Wiley

On December 31, 2014, State Bank, the Company and Mr. Evans, Mr. Childers, Mr. Speight and Mr. Wiley entered into amended and restated employment agreements whereby each of their respective employment agreements described above was amended:

•to add the Company as a party to the agreement and consolidate prior amendments;

•	to revise the definition of “change in control” as described below under “Potential Payments Upon Termination or Change in Control”;

•	to include additional language to further clarify compliance with Section 409A and Section 280G of the Code; and

•to require each officer to execute and not revoke a release of claims to receive severance benefits.

The amended and restated employment agreements of Mr. Evans, Mr. Speight and Mr. Wiley also reflect the changes in their respective positions and titles effective as of January 1, 2015 following the realignment of the Company’s management described in “Compensation of Executive Officers” above. The amended and restated employment agreements also provide that each officer is eligible for an annual cash bonus under the bonus, incentive or other executive compensation programs that are made available to executive management of the Company and State Bank.

Potential Payments Upon Termination or Change in Control

The board of directors believes that it is important to protect its named executive officers in the event of a change in control by providing the officers with a structured process for leaving State Bank as a result of a change in control of the Company. Further, the board of directors believes that the interests of shareholders will be best served if the interests of executive management are aligned with the shareholders, and that providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders.

For the year ended December 31, 2014, the employment agreements of each of Mr. Evans, Mr. Speight, Mr. Childers, Mr. Doughty and Mr. Wiley had substantially similar terms regarding potential payments upon termination of employment or a change in control of the Company. As noted above, on December 31, 2014, State Bank, the Company and Mr. Evans, Mr. Childers, Mr. Speight and Mr. Wiley entered into amended and restated employment agreements, which, among other things, amended the definition of “change in control,” as described below. In addition, on December 31, 2014, as a result of Mr. Doughty’s resignation as Corporate Development Officer, Mr. Doughty, State Bank and the Company entered into an amended and restated employment agreement that amended the terms of his agreement regarding potential payments upon his termination or a change in control of the Company. Except as otherwise noted, the below description of the potential payments upon a termination of employment or a change in control reflect the terms of their employment agreements in effect for the year ended December 31, 2014, before we entered into amended and restated employment agreements with each of Mr. Evans, Mr. Speight, Mr. Childers, Mr. Doughty and Mr. Wiley.

On March 15, 2013, Mr. Callicutt entered into a separation agreement with State Bank that provides for severance payments to Mr. Callicutt upon termination of his employment in certain circumstances upon a change in control, described below. On December 31, 2014, Mr. Callicutt, the Company and State Bank entered into an amendment to his offer letter dated May 18, 2011 that provides that his separation agreement (as described below) will be terminated upon his retirement from State Bank on September 30, 2015, provided that the sections of the separation agreement regarding non-solicitation of customers and employees and confidentiality of bank information will remain in effect for one year following the date of his retirement.

Employment Agreements of Mr. Evans, Mr. Speight, Mr. Childers, Mr. Doughty and Mr. Wiley

For purposes of the benefits provided in the employment agreements of Mr. Evans, Mr. Speight, Mr. Childers, Mr. Doughty and Mr. Wiley, a change in control is deemed to occur, in general, if:

•
a person or group of persons acquires 25% or more of the Company’s common stock (this provision was revised in the amended and restated employment agreements dated December 31, 2014 to require a person or group of persons to acquire 30% or more of the Company's common stock);

•
within any twelve-month period, individuals who, at the beginning of such period, are directors of the Company cease to constitute at least a majority of the board of directors (with certain exceptions provided, including that 2/3 of the incumbent directors may approve or recommend election of a non-incumbent director);

•
the shareholders of the Company approve a reorganization, merger or consolidation of the Company with respect to which shareholders of the Company immediately before such reorganization, merger, or consolidation do not immediately thereafter own more than 50% of the combined voting power of the surviving entity; or

•	the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

If the officer chooses to terminate his employment within the period commencing three months before and ending twelve months after a change in control and upon 30 days written notice, the officer is entitled to receive a severance payment in a lump sum amount equal to (a) the greater of (x) his current annual base salary divided by 12, or (y) his average monthly compensation; (b) multiplied by the number of months from the effective date of his termination through the unexpired portion of the term of the employment agreement or, if greater, 24. For purposes of these calculations, “average monthly compensation” means: (a) the sum of (x) the officer’s then current annual base salary plus (y) his most recent annual incentive payment or, if greater, his average incentive payment for the three prior years; (b) divided by 12. In addition, State Bank will also pay the officer an amount equal to the cost of COBRA health continuation coverage for the officer and his eligible dependents for the longer of (a) the unexpired portion of the term of the employment agreement, (b) 24 months or (c) the period during which the officer and his eligible dependents are entitled to COBRA health continuation coverage. The termination rights of the officer cited above constitute a “modified single-trigger” severance provision that was included in the form of employment agreement executed by our founding executive officers and State Bank on July 24, 2009 when we took control of State Bank, which were included in the forms of the employment agreements provided to the investors in our July 24, 2009 private placement of common stock that raised approximately $292.1 million in gross proceeds. We included the same severance provisions in Mr. Wiley’s and Mr. Doughty’s employment agreements for consistency.

In addition, if the officer’s employment is terminated (a) by State Bank or Company other than for “cause,” or (b) by the officer for “cause,” the officer will be entitled to receive a severance payment in a lump sum amount equal to the greater of (x) his current annual base salary divided by 12, or (y) his average monthly compensation (as defined above); multiplied by 12. For purposes of the employment agreements, “cause” is generally defined to mean the following:

With respect to termination of the officer by State Bank:

•	a material breach of the terms of the employment agreement by the officer;

•
conduct by the officer that constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to the officer’s office and is demonstrably likely to lead to material injury to State Bank or which results in direct or indirect personal enrichment of the officer, as confirmed by a vote of the board of directors following written notice and an opportunity to be heard by the board of directors;

•	conduct resulting in the conviction of the officer of a felony; or

•	conduct that results in the permanent removal of the officer from his position as an officer of State Bank under a written order by any regulatory agency.
With respect to termination by the officer:

•	a material diminution in the powers, responsibilities, duties or total compensation of the officer;

•
the failure of the board of directors of State Bank to maintain the officer’s appointment to his role as officer, State Bank’s non-renewal of the employment agreement, or the failure of the shareholders of State Bank to elect the officer as a director of State Bank; or

•	a material breach of the employment agreement by State Bank.

With respect to termination by the officer for cause, the officer must give 30 days’ written notice to State Bank, other than for failure of the board of directors to maintain the officer’s appointment or non-renewal of the employment agreement.

In addition, if the officer’s employment is terminated by State Bank other than for “cause” or by the officer for “cause,” as described above, the officer will also be entitled to receive an amount equal to the cost of COBRA health continuation coverage costs for the officer and his eligible dependents for the longer of 12 months or the period during which the officer and his eligible dependents are entitled to COBRA health continuation coverage from State Bank.

The employment agreements also provide that during the term of each officer’s employment and for 36 months following his termination of employment, the officer agrees not to compete with State Bank within designated counties in Georgia. In addition, during the term of each officer’s employment and for 24 months following his termination of employment, the officer agrees not to solicit any of State Bank’s customers with whom he had material contact or employees of State Bank. The agreement not to compete and not to solicit customers or employees does not apply if:

•	State Bank terminates the officer’s employment without “cause;”

•
the executive terminates his employment in connection with a change in control of the Company (this provision was removed from the amended and restated employment agreements dated December 31, 2014); or

•	the officer terminates his employment for “cause.”

For at least 12 months following the termination of the employment agreement, the officer will not disclose State Bank’s confidential information and will protect State Bank’s trade secrets for so long as permitted by applicable law.

The employment agreements also provide that if the payments on termination of employment would constitute a “parachute payment” as defined in Code Section 280G, the officer shall receive the total payments made under the employment agreement, provided that if the after-tax amount retained by the officer after taking into account the excise taxes would have a lesser aggregate value than the after-tax amount retained by the officer if the total payments were reduced so that no Code Section 280G taxes would be incurred, the officer will receive reduced payments. Under the employment agreement, State Bank may offer and the officer may agree to provide post-termination personal services to State Bank for payments that might otherwise be designated “parachute payments” to the extent needed to comply with Code Section 280G and to avoid excise taxes under Code Section 4999.

The employment agreements provide for automatic termination of the agreement upon death or permanent disability. Permanent disability is defined as a condition providing for payments under any long-term disability coverage provided by State Bank or in the absence of such coverage, when the officer is unable to perform the material aspects of his duties for at least 180 days. Upon termination for permanent disability, the officer is paid his average monthly compensation for each full month until long term disability benefits become payable, or if longer, six months.

The employment agreements are intended to comply with Code Section 409A, including any applicable exemption under Code Section 409A. If an officer is a “specified employee” (within the meaning of Code Section 409A) when the officer separates from service with State Bank, any deferred compensation subject to Code Section 409A will be paid on the first day of the seventh month following the termination of employment, unless an exemption is otherwise available.

Except for the change to the definition of “change in control” and the changes to the non-compete provision, as noted above, and certain changes for tax and regulatory compliance, the terms of the amended and restated employment agreements for Mr. Evans, Mr. Speight, Mr. Childers and Mr. Wiley that relate to potential payments upon termination or a change in control remain substantially the same as those outlined above. However, each amended and restated agreement added the Company as a party and, therefore, references to State Bank in the discussion above now also include the Company.

In addition, as a result of Mr. Doughty’s resignation as our Corporate Development Officer, in addition to the change to the definition of “change in control,” as noted above, the terms of his potential payments upon termination or a change in control were amended and are discussed below under “Amended and Restated Employment Agreement for Mr. Doughty.”

Separation Agreement for Mr. Callicutt

Mr. Callicutt’s separation agreement provides for a term of one year that automatically renews each day after the effective date so that the term remains a one-year term until State Bank notifies Mr. Callicutt at least 90 days prior to the next renewal date that the automatic renewal should discontinue. On December 31, 2014, Mr. Callicutt, the Company and State Bank entered into an amendment to his offer letter dated May 18, 2011. The amendment will terminate his separation agreement upon his retirement from State Bank on September 30, 2015, provided that the sections of the separation agreement regarding non-solicitation of customers and employees and confidentiality of bank information will remain in effect for one year following the date of his retirement.

For purposes of the benefits provided in the separation agreement, a change in control is deemed to occur, in general, if:

•
a person or group of persons acquires voting securities of the Company or State Bank, if, after the transaction such person or group or persons owns, controls or holds more than 51% of any class of voting securities of the Company or State Bank;

•
within any twelve-month period, the persons who were directors of State Bank or the Company before the beginning of such period cease to constitute at least a majority of such board of directors (with certain exceptions, including that 2/3 of the incumbent directors may approve or recommend election of non-incumbent directors);

•
the approval by the shareholders of State Bank or the Company of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of State Bank or the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the surviving entity; or

•	the sale, transfer or assignment of all or substantially all of the assets of State Bank or the Company and its subsidiaries to any third party.

Upon providing proper notice, if, during the one year period commencing after a change in control (or in the event of an anticipatory termination, the period commencing up to six months prior to the consummation of a change in control), State Bank terminates Mr. Callicutt without cause or Mr. Callicutt terminates his employment for good reason, Mr. Callicutt will be entitled to receive a severance payment in a lump sum equal to one times the average of his base salary over the last three full fiscal years (or his average annualized compensation for such shorter period of time as he has been employed by State Bank).

For purposes of the separation agreement, “good reason” is generally defined as (i) a material diminution in his compensation, duties and responsibilities, or (ii) the transfer of his current location to another location more than 30 miles away. With respect to termination by the officer for good reason, the officer must notify State Bank within 90 days following his knowledge of the existence of the event that constitutes good reason. In addition, under the separation agreement, “cause” is generally defined to mean the following:

•
conduct that constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to his office and is demonstrably likely to lead to material injury to State Bank or which resulted or was intended to result in his direct or indirect gain or personal enrichment;

•	conduct resulting in his conviction of a felony or any crime involving dishonesty, moral turpitude, theft or fraud;

•	a material breach of his obligations under the separation agreement;

•	an intentional breach by him of any of State Bank’s policies and procedures;

•	performance in job duties which results in his not attaining pre-determined performance goals and objectives;

•	the failure to perform his assigned duties or to follow reasonable instructions from his supervisor; or

•	conduct which results in his permanent removal as an officer or employee of State Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over State Bank.

Mr. Callicutt’s separation agreement also provides that during the term of his employment and for one year following his termination or retirement, he will not solicit any of State Bank’s customers with whom he had contact during the 12 months prior to his termination or our employees to join a competing business. In addition, Mr. Callicutt will hold State Bank’s confidential information in strict confidence for a period of one year following his termination or retirement and will hold State Bank’s trade secrets in strict confidence for so long as permitted by applicable law.

The separation agreement is intended to comply with Code Section 409A, including any applicable exemption under Code Section 409A. If any amount paid under the agreement is deferred compensation (within the meaning of Code Section 409A) and Mr. Callicutt is a “specified employee” (within the meaning of Code Section 409A) as of the date of his termination, amounts that would be otherwise payable within the six-month period immediately following the date of his termination shall instead be paid on the first business day after the date that is six months following his “separation from service” (within the meaning of Code Section 409A).

Amended and Restated Employment Agreement for Mr. Doughty

Upon Mr. Doughty’s resignation as our Corporate Development Officer, Mr. Doughty entered into an amended and restated employment agreement with State Bank effective December 31, 2014 at 11:59 p.m., which, among other things, revises the terms of his payments upon termination or a change in control (as defined above). Under the amended and restated agreement, if Mr. Doughty chooses to terminate his employment commencing upon and ending twelve months after a change in control and upon 30 days written notice, Mr. Doughty is entitled to receive a severance payment in a lump sum of $1,080,000.

In addition, under the amended and restated employment agreement, if Mr. Doughty’s employment is terminated (a) by State Bank other than for “cause,” or (b) by Mr. Doughty for “cause,” Mr. Doughty will be entitled to receive a severance payment in a lump sum amount equal to his monthly base salary multiplied by the number of months remaining under the term of the agreement. For purposes of the amended and restated employment agreement, with respect to termination of Mr. Doughty by State Bank for “cause,” the definition of “cause” remains unchanged and is generally defined above. With respect to termination by Mr. Doughty for “cause,” “cause” is defined as a material breach of the amended and restated employment agreement by State Bank. Upon termination by Mr. Doughty for cause, Mr. Doughty must give written notice to State Bank of the initial existence of such breach within 90 days and State Bank will have 30 days to remedy the condition.

The amended and restated employment agreement also provides that during the term of Mr. Doughty’s employment and for 36 months following his termination of employment, Mr. Doughty agrees not to compete with State Bank within designated counties in Georgia. In addition, during the term of Mr. Doughty’s employment and for 36 months following his termination of employment, Mr. Doughty agrees not to solicit any of State Bank’s customers with whom he had material contact or employees of State Bank. For at least 12 months following the termination of the employment agreement, Mr. Doughty will not disclose State Bank’s confidential information and will protect State Bank’s trade secrets for so long as permitted by applicable law.

The amended and restated employment agreement further provides that if the payments on termination of employment would constitute a “parachute payment” as defined in Code Section 280G, Mr. Doughty shall receive the total payments made under the amended and restated employment agreement; provided, if the after-tax amount retained by Mr. Doughty after taking into account the excise taxes would have a lesser aggregate value than the after-tax amount retained by Mr. Doughty if the total payments were reduced so that no Code Section 280G taxes would be incurred, Mr. Doughty will receive reduced payments. Under the amended and restated employment agreement, State Bank may offer and Mr. Doughty may agree to provide post-termination personal services to State Bank for payments which might otherwise be designated “parachute payments” to the extent needed to comply with Code Section 280G and to avoid excise taxes under Code Section 4999.

The amended and restated employment agreement provides for automatic termination of the agreement upon Mr. Doughty’s death or permanent disability. Permanent disability is defined as a condition providing for payments under any long-term disability coverage provided by State Bank or in the absence of such coverage, when the officer is unable to perform the material aspects of his duties for at least 180 days. Upon termination for permanent disability, Mr. Doughty is paid his average monthly compensation for each full month until long term disability benefits become payable, or if longer, six months.

The amended and restated employment agreement is intended to comply with Code Section 409A, including any applicable exemption under Code Section 409A. If Mr. Doughty is a “specified employee” (within the meaning of Code Section 409A) when he separates from service with State Bank, any deferred compensation subject to Code Section 409A will be paid on the first day of the seventh month following the termination of employment, unless an exemption is otherwise available.

Restricted Stock Agreements

All unvested shares of restricted stock held by our named executive officers will be vested concurrent with the consummation of a “change in control” as defined in the Equity Plan. If such officer’s employment with the Company or State Bank ceases for any reason, all unvested shares of restricted stock will be immediately and automatically forfeited and cancelled on the date of termination of employment, except that all unvested shares of restricted stock will be fully vested (a) on the named executive officer’s death or permanent disability, as defined in the Equity Plan, or (b) six months following the officer’s retirement, as defined in the restricted stock agreement by and between the Company and the officer. For the market value of the unvested shares of restricted stock held by each named executive officer as of December 31, 2014, see the "Outstanding Equity Awards at 2014 Fiscal Year-End" table above.

The following table summarizes the potential post-employment payments due to Mr. Evans, Mr. Speight, Mr. Childers, Mr. Doughty and Mr. Wiley upon termination from State Bank or a change in control of the Company assuming those events occurred on the last business day of the last fiscal year, which was December 31, 2014. If we terminate such named executive officer’s employment for “cause,” or such named executive officer leaves our employment without “cause,” then we have no further obligation to such named executive officer except for payment of any amounts earned and unpaid as of the effective date of the termination. Accordingly, those events are omitted from the table. We report amounts in the table without any reduction for possible delay in the commencement or timing of payments.

Name	Benefit(1)	Change in Control plus Voluntary Termination by Officer(2)	Termination without “cause” by Bank	Termination for “cause” by Officer	Permanent Disability
Joseph W. Evans	Cash compensation – lump sum multiple (12, or up to 36 if a change in control) of monthly compensation(4)	$1,950,000	$650,000	$650,000	$325,000

	Post-termination health continuation payments for up to 18 months (up to 36 months if a change in control)(5)	72,235	36,117	36,117	—
J. Daniel Speight, Jr.	Cash compensation – lump sum multiple (12, or up to 36 if a change in control) of monthly compensation(4)	1,728,750	576,250	576,250	288,125

	Post-termination health continuation payments for up to 18 months (up to 36 months if a change in control)(5)	50,747	25,374	25,374	—

Name	Benefit(1)	Change in Control plus Voluntary Termination by Officer(2)	Termination without “cause” by Bank	Termination for “cause” by Officer	Permanent Disability
Kim M. Childers	Cash compensation – lump sum multiple (12, or up to 36 if a change in control) of monthly compensation(4)	$1,578,750	$526,250	$526,250	$263,125

	Post-termination health continuation payments for up to 18 months (up to 36 months if a change in control)(5)	48,583	24,291	24,291	—

Stephen W. Doughty(3)	Cash compensation – lump sum multiple (12, or up to 36 months if a change in control) of monthly compensation(4)	1,578,750	526,250	526,250	263,125

	Post-termination health continuation payments for up to 18 months (up to 36 months if a change in control)(5)	57,768	28,884	28,884	—
J. Thomas Wiley, Jr.	Cash compensation - lump sum multiple (12, or up to 36 if a change in control) of monthly compensation(4)	1,728,750	410,000	410,000	288,125

	Post-termination health continuation payments for up to 18 months (up to 36 months if a change in control)(5)	58,221	29,110	29,110	—

(1)
Benefit amounts are expressed as a single amount, even if paid over time. Any delay of payment required to comply with Code Section 409A has been ignored for purposes of this table. Benefit amounts do not include any benefits available generally to all salaried employees.

(2)
Upon the named executive officer’s termination of employment on account of a change in control under the terms of the employment agreement, the amounts reported could be reduced if such reduced amount would provide a greater value to the named executive officer after taking into account Code Section 4999 excise taxes and other taxes. For purposes of this table, only the maximum amounts are shown.

(3)
As noted above under "Potential Payments Upon Termination or Change in Control-Amended and Restated Employment Agreement for Mr. Doughty," upon Mr. Doughty's resignation as our Corporate Development Officer,

Mr. Doughty entered into an amended and restated employment agreement with State Bank to serve as a nonexecutive Senior Advisor to State Bank, effective December 31, 2014 at 11:59 p.m., which includes revised terms related to payments upon termination or a change in control. For purposes of this table, the amounts shown for Mr. Doughty reflect his potential post-employment payments under his employment agreement in effect for the year-ended December 31, 2014, for the time that he served as an executive officer, prior to entering into the amended and restated employment agreement.

(4)
Based on average monthly compensation as determined by dividing the sum of the named executive officer's current base salary and the most recently paid incentive payment by 12. The remaining term of the employment agreement used is three years assuming that no notice of non-renewal has been given by either party.

(5)
The COBRA health continuation coverage rate for an employee and family (based on each employee’s age) in effect at December 31, 2014 was multiplied by the number of months over which the amount would be paid.

The following table summarizes the potential post-employment payments due to Mr. Callicutt upon termination from State Bank following a change in control of the Company or State Bank assuming those events occurred on the last business day of the last fiscal year, which was December 31, 2014. If we terminate Mr. Callicutt following a change in control for “cause,” or Mr. Callicutt terminates his employment with us following a change in control without “good reason,” then we have no further obligation to Mr. Callicutt except for payment of any amounts earned and unpaid as of the effective date of the termination. Accordingly, those events are omitted from the table. We report amounts in the table without any reduction for possible delay in the commencement or timing of payments.

Name	Benefit(1)	Change in Control plus termination without “cause” by State Bank(2)	Change in Control plus termination for “good reason” by Officer(2)

Thomas L. Callicutt, Jr.	Cash compensation-lump sum of one times average base salary	$300,000	$300,000
_______________________________

(1)
Benefit amounts are expressed as a single amount. Any delay of payment required to comply with Code Section 409A has been ignored for purposes of this table. Benefit amounts do not include any benefits available generally to all salaried employees.

(2)	Based on the average of his base salary over the last three years.

Life Insurance Benefits

The Company has entered into a split dollar life insurance agreement, or bank owned life insurance agreement, with each of Mr. Evans, Mr. Speight, Mr. Childers and Mr. Doughty. Under each agreement, the Company has purchased a life insurance policy on the life of each executive, and the executive’s designated beneficiary will receive a portion of the death benefit under the policy upon the executive officer’s death. The Company has not entered into a split dollar life insurance agreement with Mr. Wiley or Mr. Callicutt.

The following table summarizes the death benefits under each split dollar life insurance agreement that will be due to the executive officer’s designated beneficiary upon his death, assuming his death occurred on the last business day of the last fiscal year, which was December 31, 2014.

Name	Death Benefit Following Termination of Employment(1)	Death Benefit Following Change in Control or Death During Employment(2)

Joseph W. Evans	$2,000,000	$2,000,000
J. Daniel Speight, Jr.	545,455	2,000,000
Kim M. Childers	500,000	2,000,000
Stephen W. Doughty	1,200,000	2,000,000
__________________________________

(1)
Amounts in this column reflect the death benefit due upon the executive’s death assuming the executive terminated his full-time employment on December 30, 2014 prior to his death for any reason other than following a change in control of the Company or State Bank.

(2)
Amounts in this column reflect the death benefit due upon the executive’s death (a) during his full-time employment with the Company or State Bank or (b) after termination of his employment following a change in control of the Company or State Bank.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2014, the members of our Independent Directors Committee (which functions as our Compensation Committee) were: James R. Balkcom, Jr. (Chairman), Kelly H. Barrett, Archie L. Bransford, Ann Q. Curry, Virginia A. Hepner, John D. Houser and Major General (Ret.) Robert H. McMahon. None of the members of the Independent Directors Committee was an officer or employee, or former officer or employee, of the Company or State Bank during 2014. In addition, none of these individuals had any relationship requiring disclosure under Certain Relationships and Related Party Transactions.

During 2014, none of our executive officers served on the board or compensation committee (or other committee serving an equivalent function) of any other entity (as defined in Item 407(e)(4) of Regulation S-K under the Securities Exchange Act of 1934), one of whose executive officers served on our board or Independent Directors Committee, except Mr. Evans, our Chairman and Chief Executive Officer. Mr. Evans serves on the board of directors of Southern Trust Insurance Company. Mr. Houser, a member of our board, is the Chief Executive Officer of Southern Trust Insurance Company.

Director Compensation

Our bylaws permit our directors to receive compensation as determined by the board of directors. We do not pay our “inside” employee-directors any additional compensation for their service as directors. In 2012, the Independent Directors Committee reviewed and updated our director compensation package with the assistance of Matthews, Young. In developing the director compensation package in 2012, Matthews, Young conducted a peer group analysis of like companies. The peer group sample included 51 financial institutions in the eastern region of the United States with market capitalizations between $300 million and $1 billion.

In July 2014, the Independent Directors Committee reviewed our director compensation package to ensure our directors continued to be fairly compensated compared to peer organizations for their accountability and level of involvement. As a result of that review, the Independent Directors Committee did not make any material changes to our director compensation package in 2014.

Under the cash component of our director compensation package, our non-employee directors receive:

•	a cash retainer of $40,000 (which is prorated and payable quarterly);

•	a cash retainer of $10,000 to the chairs of each of the Audit Committee, Independent Directors Committee and Risk Committee (which is prorated and payable quarterly);

•	a fee of $1,000 per board meeting (if attended in person) or $500 (if attended by phone); and

•	a fee of $500 per meeting of the Audit Committee, the Independent Directors Committee, the Risk Committee and the Executive Committee.

Each non-employee director also receives an annual grant of 1,000 shares of restricted stock. The shares of restricted stock vest in full on the date of the next annual meeting of shareholders following the date of grant. We also reimburse our non-employee directors for reasonable expenses incurred in connection with serving as a director.

The following table provides the compensation paid to our non-employee directors for the year ended December 31, 2014.
Director Compensation for 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All other compensation ($)(6)	Total ($)

James R. Balkcom, Jr.(2)	65,500	16,000	150	81,650
Kelly H. Barrett	59,500	16,000	150	75,650
Archie L. Bransford, Jr.(3)	71,000	16,000	150	87,150
Ann Q. Curry	53,000	16,000	150	69,150
Virginia A. Hepner	56,500	16,000	150	72,650
John D. Houser(4)	75,000	16,000	150	91,150
William D. McKnight(5)	—	—	—	—
Major General (Ret.) McMahon	52,000	16,000	150	68,150
_________________________________

(1)	The amounts in the Stock Awards column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718.

(2)	As chair of the Independent Directors Committee, Mr. Balkcom received a cash retainer of $10,000 in 2014.

(3)	As chair of the Audit Committee, Mr. Bransford received a cash retainer of $10,000 in 2014.

(4)	As chair of the Risk Committee, Mr. Houser received a cash retainer of $10,000 in 2014.

(5)	Mr. McKnight was appointed as a director in February 2015.

(6) All of the amounts shown in this column are for cash dividends related to unvested restricted stock.

The table below shows the aggregate number of shares of restricted stock held by non-employee directors as of December 31, 2014.

Name	Restricted Stock (in shares)(1)

James R. Balkcom, Jr.	1,000
Kelly H. Barrett	1,000
Archie L. Bransford, Jr.	1,000
Ann Q. Curry	1,000
Virginia A. Hepner	1,000
John D. Houser	1,000
William D. McKnight(2)	—
Major General (Ret.) McMahon	1,000
_________________________________

(1)	The shares of restricted stock were granted under our Equity Plan and vest in full on May 27, 2015, the date of our annual meeting of shareholders.

(2)	Mr. McKnight was appointed as a director in February 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of the forms they file. To our knowledge, no person beneficially owned more than 10% of our common stock during 2014. Based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2014, our directors and executive officers complied with all applicable Section 16(a) filing requirements, with the exception of Mr. Deaton who failed to timely file a Form 4 related to shares received by the Company used to pay the tax withholding obligations on vested shares of restricted stock on September 1, 2014. Mr. Deaton filed a late Form 4 to report the disposition on September 4, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The board has adopted a Code of Ethics Policy, which sets forth the guidelines in reviewing all related person transactions for potential conflicts of interest. Under the Code of Ethics, our Audit Committee (or another independent body of the board) is responsible for reviewing, approving, and ratifying all related person transactions. The Audit Committee Charter also sets forth the committee’s requirement to review and approve such transactions. For purposes of this review, related person transactions include all transactions that are required to be disclosed under applicable SEC regulations.

There are no transactions since January 1, 2014 to which the Company has been a party, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our common stock had or will have a direct or indirect material interest that are required to be disclosed under applicable SEC regulations.

In addition, State Bank and First Bank are each subject to the provisions of Section 23A of the Federal Reserve Act, which limits the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and the amount of advances to third parties collateralized by the securities or obligations of affiliates. State Bank and First Bank are also each subject to the provisions of Section 23B of the Federal Reserve Act, which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

State Bank’s policy is not to make loans in the ordinary course of business to our directors, employees, or their related interests, excluding coverage of inadvertent account overdrafts which do not exceed $1,000.

First Bank extends loans from time to time to certain of its directors, their associates and members of the immediate families of the directors and executive officers of First Bank. These loans are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated First Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The SEC Rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act require us to give shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in greater detail in the section titled Compensation Discussion and Analysis above, we seek to align the interests of our named executive officers with the interests of our shareholders.  Our compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.  We believe that our compensation policies and procedures are competitive, focused on pay for performance principles and strongly aligned with the interests of our shareholders.  We also believe that both the Company and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue.  The proposal described below, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to express your views regarding the compensation for the named executive officers by voting to approve or not approve that compensation as described in this proxy statement.

This vote is advisory, which means that it is not binding on us, the board of directors or the Independent Directors Committee.  The vote on this resolution is not intended to address any specific element of compensation but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The board asks our shareholders to vote in favor of the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2015 Annual Meeting of Shareholders under the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related narrative discussion in the proxy statement, is hereby APPROVED.”

The board of directors recommends that you vote FOR the approval of the resolution related to the compensation of our named executive officers.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Independent Registered Public Accounting Firm

Our Audit Committee has appointed Dixon Hughes Goodman LLP as our independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 2015 and to prepare a report on this audit. A representative of Dixon Hughes Goodman LLP is expected to be present at the annual meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so.

We are asking our shareholders to ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2015. Although the ratification is not required by our bylaws or other governing documents, the board is submitting the selection of Dixon Hughes Goodman LLP to our shareholders for ratification as a matter of good corporate practice. Even if the shareholders do ratify the appointment, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of the Company and our shareholders.

The board of directors recommends a vote FOR the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2015.

Audit and Related Fees

Our independent auditors for the year ended December 31, 2014 were Dixon Hughes Goodman LLP.

The following table shows the fees that we paid for services performed in the years ended December 31, 2014 and 2013 to Dixon Hughes Goodman LLP:

	2014	2013
Audit Fees	$470,000	$473,737
Audit-Related Fees	57,000	84,150
Tax Fees	—	—
All Other Fees	—	—
Total	$527,000	$557,887
Audit Fees. This category includes the aggregate fees billed for professional services rendered by the independent auditors during our 2014 and 2013 fiscal years for the audit of our consolidated annual financial statements and the review of financial statements included in our quarterly reports.
Audit-Related Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, during the fiscal years ended December 31, 2014 and 2013. These services principally include the assistance for various filings with the SEC, consultations regarding accounting and disclosure matters, and due diligence services related to acquisition activity.
Tax Fees. This category includes the aggregate fees billed for services related to corporate tax compliance, as well as counsel and advisory services.
All Other Fees. Dixon Hughes Goodman LLP did not bill us for any services for the fiscal years ended December 31, 2014 and 2013 other than for the services described above.

Pre-Approval Policy

Our Audit Committee’s pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

General. The Audit Committee is required to pre-approve all audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. The independent auditors provide the Audit Committee with an annual engagement letter outlining the scope of the audit and permissible non-audit services proposed for the fiscal year, along with a fee proposal. The scope and fee proposal is reviewed with the internal auditor, the Audit Committee chair, and, when appropriate, our management for their input (but not their approval). Once approved by the Audit Committee, the services outlined in the engagement letter will have specific approval. All other audit and permissible non-audit services that have not been approved in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the Audit Committee under the same process as noted above, where practicable. The independent auditors shall not perform any prohibited non-audit services described in Section 10A(g) of the Securities Exchange Act of 1934. The Audit Committee must specifically pre-approve any proposed services that exceed pre-approved cost levels.

Tax Services. The Audit Committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice, without impairing the auditor’s independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

Delegation. The Audit Committee may delegate pre-approval authority to one or more of its members. The Audit Committee delegates specific pre-approval authority to its chair, provided that the estimated fee for any such proposed pre-approved services does not exceed $15,000. The chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

OUR 2014 ANNUAL REPORT ON FORM 10-K

Included with these proxy materials is a copy of our 2014 Annual Report on Form 10-K without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. We will also mail to you without charge, upon request, a copy of any document specifically referenced or incorporated by reference in this proxy statement. Please direct your request to Corporate Secretary, State Bank Financial Corporation, 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326 or by calling 404-475-6599.

0

STATE BANK FINANCIAL CORPORATION

3399 Peachtree Road NE, Suite 1900

Atlanta, Georgia 30326

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF SHAREHOLDERS, MAY 27, 2015

The shareholder(s) who sign this proxy card on the reverse side appoint Joseph W. Evans and J. Daniel Speight, Jr., and each of them proxies, with full power of substitution for and in their name(s) to vote all shares of common stock of State Bank Financial Corporation that such person(s) hold of record at the Annual Meeting of Shareholders to be held on Wednesday, May 27, 2015 at 1:00 p.m. E.D.T. at our headquarters located at 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326 and at any adjournment of the meeting. The signing shareholder(s) acknowledge receipt of the Notice of Annual Meeting and Proxy Statement and direct the proxies to vote as follows on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement and otherwise in their discretion on any other business that may properly come before and matters incident to the conduct of the meeting or any adjournment of it, as provided in the Proxy Statement.

1.1

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

STATE BANK FINANCIAL CORPORATION

May 27, 2015

GO GREEN

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting, Proxy Statement and Proxy Card and a copy of the 2014 Annual Report to Shareholders are available at http://www.statebt.com/proxyvote.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033333333333333100 5 052715

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This Proxy will be voted as directed or, if no direction is indicated, will be voted "FOR" each director nominee, "FOR" Proposal 2, "FOR" Proposal 3 and will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

	FOR	AGAINST	ABSTAIN
1. Proposal to elect twelve nominees as directors:			
1a. James R. Balkcom, Jr.	☐	☐	☐
1b. Kelly H. Barrett	☐	☐	☐
1c. Archie L. Bransford, Jr.	☐	☐	☐
1d. Kim M. Childers	☐	☐	☐
1e. Ann Q. Curry	☐	☐	☐
1f. Joseph W. Evans	☐	☐	☐
1g. Virginia A. Hepner	☐	☐	☐
1h. John D. Houser	☐	☐	☐
1i. William D. McKnight	☐	☐	☐
1j. Major General (Retired) Robert H. McMahon	☐	☐	☐
1k. J. Daniel Speight, Jr.	☐	☐	☐
1l. J. Thomas Wiley, Jr.	☐	☐	☐
2. Proposal to approve the company's executive compensation	☐	☐	☐
3. Proposal to ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2015	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.